UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Dr. Tattoff, Inc.
(Exact name of registrant as specified in its charter)

Florida	20-0594204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8500 Wilshire Boulevard, Suite 105
Beverly Hills, California, 90211
(Address of principal executive offices)

(310) 659-5101
(Registrant’s telephone number,
including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                               ☐                        Accelerated filer                                        ☐
Non-accelerated filer                                                 ☐                        Smaller reporting company                      ☒

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EXPLANATORY NOTE

We are voluntarily filing this registration statement on Form 10 to register our common stock, par value $0.0001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act.

Throughout this registration statement, unless otherwise designated, the terms “we,” “us,” “our,” “Dr. Tattoff,” “the Company” and “our Company” refer to Dr. Tattoff, Inc., a Florida corporation, and the terms “our clinics” and “our facilities” refer to the clinics we currently manage, or will manage or operate in the future, in accordance with applicable state and Federal law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements within the meaning of the Federal securities laws. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors beyond our control that could cause actual events or results to be significantly different from those described in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

In light of the significant uncertainties inherent in the forward-looking statements made in this document, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives, future results, levels of activity, performance or plans will be achieved. We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contemplated in the forward-looking statements, including, without limitation, the following:

●      our failure to achieve significant revenues;

●      our ability to procure additional funding;

●      regulation by federal, state and local regulatory authorities;

●      our failure to execute on our business plan;

●      the effect of competition in our industry;

●      our ability to protect our intellectual property;

●      our exposure to litigation;

●      our dependence on our key management and other personnel, including the physicians providing services at our clinics;

●      a decline in the demand for services provided at our clinics;

●      the ability of holders of our securities to effect resales of our securities; and

●      the effect of adverse economic conditions generally, and on discretionary spending of consumers and availability of credit.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as “would,” “should,” “could” or “may.” Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere herein under “Item 1A. Risk Factors.”

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CAUTIONARY NOTE REGARDING INDUSTRY DATA

Unless otherwise indicated, information contained in this registration statement concerning our business, the services provided at our clinics, our industry and our general expectations concerning our industry are based on management estimates.  Such estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and reflect assumptions made by us based on such data and our knowledge of the industry, which we believe to be reasonable.

While we believe the data presented herein that is derived from information released by third-party sources is accurate, we have not independently verified this information and can provide no assurance regarding its accuracy.

WHERE YOU CAN FIND MORE INFORMATION

On March 16, 2010, we filed a Form 15 to deregister our common stock under Section 12(g) of the Exchange Act.  As a result, we were not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act immediately before the filing of this registration statement. When this registration statement is declared effective, we will once again be subject to the reporting requirements of the Exchange Act, and the rules and regulations thereunder. Accordingly, upon the effectiveness of this registration statement, including any amendments hereto, we will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC. You may read and, for a fee, copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, the web site maintained by the SEC at www.sec.gov and on our website at www.drtattoff.com. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

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Item 1.  Business

General

Our clinics provide safe, minimally invasive and affordable laser tattoo and hair removal services in a relaxed environment.  The services offered at our clinics are administered by licensed medical professionals in accordance with applicable state and Federal law.  We currently manage four clinics located in southern California pursuant to a management services agreement with a contracting physician.  This arrangement is structured to comply with a California state limitation on the corporate practice of medicine.  As we expand into states outside of California, we may enter into similar arrangements with licensed medical professionals for the provision of services in our clinics, in accordance with applicable state law.  Within this framework, we are seeking to become the first nationally branded laser tattoo removal business.

We have supported the provision of over 90,000 procedures to more than 12,000 patients during our operating history. Our first clinic opened in Beverly Hills, California in July 2004.  We opened our fourth clinic in southern California in February 2011.

Corporate History; Recent Events

In February 2008, DRTATTOFF, LLC, a California limited liability company, merged with and into Lifesciences Opportunities Incorporated, a Florida corporation. The merged entity changed its name to Dr. Tattoff, Inc. in April 2008.  Lifesciences Opportunities Incorporated had no operations prior to the merger.  The merger was treated as a “public shell” reverse merger for financial reporting purposes.

On December 31, 2010, we completed an exempt offering of our common stock resulting in gross proceeds of approximately $2.8 million.  We used and expect to use the proceeds to repay certain of our indebtedness, fund our expansion efforts and for working capital and general corporate purposes.  In connection with the financing, in March 2010, our board of directors approved the implementation of an informal plan of restructuring, which included the cancellation of certain of our outstanding equity warrants, the repayment of certain indebtedness to management, shareholders and other insiders, and the cancellation and/or conversion of certain indebtedness to third parties including vendors, attorneys, accountants and other professionals.  For a more detailed description of our recent financing activity, see “Item 2. Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 10.  Recent Sales of Unregistered Securities – Company Financings.”

Prior to the launch of the 2010 financing, on March 16, 2010, we filed a Form 15 with the SEC to terminate our registration under Section 12(g) of the Exchange Act.  Upon the filing of the Form 15, our obligation to file periodic and current reports with the SEC was immediately suspended.  We are filing this registration statement to register our common stock under Section 12(g) of the Exchange Act.

Services; Clinics

Laser Tattoo Removal

We consider laser tattoo removal to be the core business conducted at our clinics.  The laser tattoo services offered at our clinics are performed by licensed medical professionals using Q-switched lasers.  These lasers deliver a fast, powerful pulse in short intervals, thereby inducing selective photothermolysis.  During a treatment, a patient may experience discomfort that can be alleviated through the use of numbing cream and chilled air.

Our clinics offer a free consultation to all prospective tattoo removal patients to determine the number of treatments required for the effective removal of a tattoo.  Factors influencing this determination include skin type, tattoo location and tattoo color/size.  Licensed medical professionals make this determination using the Kirby-Desai Scale, a scale developed by Dr. William Kirby, a member of our board of directors. The Kirby-Desai Scale is based on a study involving patients treated at our clinics and was first published in the March 2009 issue of The Journal of Clinical and Aesthetic Dermatology.  To our knowledge, the Kirby-Desai Scale is the only medically-based scale in existence that estimates the requisite number of laser treatments for effective tattoo removal.

The average tattoo requires approximately ten treatments spaced at least eight weeks apart to achieve effective removal.  Each treatment is generally performed in thirty seconds to five minutes, depending on size, and is administered by a licensed medical professional with physician oversight in compliance with applicable state law. Our clinics performed a daily average of 21 laser tattoo removal treatments in 2010.

Pricing for tattoo removal services is based primarily on the size of the tattoo and is determined by William Kirby, D.O., Inc., the entity with which we contract to provide medical services at our current clinics.  Our clinics offer a variety of package discounts to prospective patients and satisfaction guarantees for the tattoo removal services performed.  The average number of recommended tattoo removal treatments at our clinics in 2010 was ten, and the average cost for a package of ten tattoo removal treatments offered by our clinics in 2010 was approximately $1,250.

Laser Hair Removal

Hair removal services offered at our clinics are similarly performed by licensed medical professionals using laser and/or Intense Pulse Light, or IPL, devices.  The process involves the destruction of the hair follicle with light based heat and can cause minor discomfort.

Our clinics offer a free consultation to all prospective hair removal patients to determine the number of treatments required for the effective removal of hair.  Factors influencing this determination include the location of hair on the body, hormone levels and genetic disposition for hair growth.  Effective hair removal requires an average of seven to nine treatments spaced three to six weeks apart.  Each treatment is generally performed in five to thirty minutes depending on the area being treated, and is administered by a nurse or physician’s assistant with physician oversight in compliance with applicable state law. Our clinics performed a daily average of 9 laser hair removal treatments in 2010.

Pricing for hair removal services is based on the size of the area being treated and is determined by William Kirby, D.O., Inc.  Our clinics offer a variety of package discounts to prospective patients and satisfaction guarantees for the hair removal services performed.  The average number of recommended hair removal treatments at our clinics in 2010 was seven for areas below the neck and nine for areas on and above the neck, and the average cost for a package of seven to nine hair removal treatments offered by our clinics in 2010 was approximately $1,100.

Clinic Physicians

We expect the physicians providing and supervising the laser tattoo and hair removal services offered at our clinics to have a reputation for providing quality dermatologic care within their respective markets and to meet our qualification criteria, which includes an extensive review of state licensure, board certification, malpractice insurance and history, procedure experience and clinical outcome. In connection with our four current clinics, we entered into a management services agreement with William Kirby, D.O., Inc., pursuant to which we provide certain non-medical management, administrative and support services to the clinics in which William Kirby, D.O., Inc. provides laser tattoo and hair removal services. Dr. William Kirby, a member of our board of directors, is the sole shareholder of William Kirby, D.O., Inc. We sometimes refer to Dr. Kirby, William Kirby, D.O., Inc. and the physicians with whom we may contract in the future to provide services at our clinics as our "contracting physicians." See “Revenue Sources” below for a detailed description of the management services agreement.  Our arrangement with William Kirby, D.O., Inc. is structured to comply with a California state limitation on the corporate practice of medicine.  As we expand into new states, we may need to enter into similar agreements with physicians to comply with relevant state law.

Clinics; Equipment

Our clinics typically include one or more laser procedure rooms, private examination rooms and patient waiting areas. Each clinic is equipped with lasers and/or IPL devices in addition to air chilling devices, computer systems and standard office equipment.  The lasers and IPL devices currently used at our Beverly Hills, Irvine and Encino clinics are leased or owned by William Kirby, D.O., Inc. pursuant to capitalized leases/finance agreements with various third party financing sources.  Pursuant to the terms of our management services agreement with William Kirby, D.O., Inc., revenue generated at the clinics is used to pay amounts due to the applicable financing source.  In addition, under the management services agreement, we have the right, at any time, to purchase the equipment from William Kirby, D.O., Inc. at a purchase price equal to the amount outstanding, if any, under the applicable capitalized lease/financing agreement.  The laser used in our Montclair clinic for tattoo removal was purchased by us pursuant to a financing arrangement with the manufacturer.  The laser used in our Montclair clinic for hair removal is owned by us with no encumbrance; however we are currently seeking financing for the laser.  With respect to our future clinics, we intend to enter into similar financing arrangements with third party financing sources to provide lasers to our clinics.

Each of our clinics is managed by an office manager, employed by the Company, who is responsible for the day-to-day business operations of the clinic, including collection of patient payments, scheduling and supply re-ordering. We also employ a patient coordinator who serves as receptionist and coordinates patient appointments.  In accordance with California state law, William Kirby, D.O., Inc., the entity with which we contract to provide medical services at our current clinics, hires and employs its own medical staff, which typically includes a registered nurse and/or physician assistant.  These licensed medical professionals are responsible for the provision of the medical services provided at our current clinics, with physician oversight from Dr. Kirby. As of January 16, 2011, William Kirby, D.O., Inc. employed 12 persons, seven of whom were full time and five of whom were part time.

Industry

Although our clinics provide both tattoo and hair removal services, we consider laser tattoo removal to be the core business conducted at our clinics.  Laser tattoo removal is an elective, private pay procedure performed on an outpatient basis. According to the February 12, 2008 Harris Poll #15, the estimated percentage of the general population with one or more tattoos ranged from 10% to 20% in the United States, varying by region.  In addition, according to a 2010 Pew Research Center report entitled “The Millennials: Confident. Connected. Open to Change,” the following percentages of the population in the United States have at least one tattoo, by age group:

●	38% of 18-29 year olds;

●	32% of 30-45 year olds; and

●	15% of 46-64 year olds.

Furthermore, a 2007 Forbes.com article states that there are more than 20,000 tattoo parlors currently operating in the United States and, according to the Harris Poll #15, approximately 16% of Americans with a tattoo regret having it.

Business Strategy

Our objective is to position the Company as the first nationally branded laser tattoo removal business.  We differentiate the services offered at our clinics from those of competitors by:

●
Focusing solely on laser tattoo and hair removal.  Historically, tattoo and hair removal account for approximately 68% and 32% of our clinics’ revenues, respectively.  The vast majority of competing businesses offer a wide variety of services, rather than limiting their practices to these specialties.

●	Providing services in a relaxed environment. We design our facilities to create a non-imposing, relaxed environment in contrast to a typical doctor’s office or surgi-center.

●
Optimizing the location of our clinics.  We seek to lease approximately 1,800 square feet of space in retail centers located in high volume traffic areas.  With respect to new markets, we evaluate population demographics, analyze existing competition and identify local physicians to assess interest in developing a laser tattoo removal business.

●
Catering to our target demographic.  Our ongoing patient demographic analysis shows that while a wide variety of individuals from various backgrounds seek the services offered at our clinics, the group that is most strongly represented consists of college-educated women between the ages of 20 and 40 who earn more than $50,000 a year.

Additional elements of our business strategy include:

●
Expansion.  Our initial expansion focus is on large metropolitan markets that can support multiple locations with favorable demographics, regulatory environments and competitive landscapes.  We are currently evaluating potential clinic sites in Texas and have identified over 40 other viable markets in the United States for expansion.

●
Marketing.  The most common media outlet used by current and potential customers to locate and research the services offered at our clinics is the Internet.  Efforts are ongoing to maintain and expand our Internet presence, including online advertising campaigns, social networking and website development.  Traditional media, including but not limited to outdoor, print, radio and television, is employed to a lesser extent.  In addition, our clinics benefit from the celebrity of our sole contracting physician and member of our board of directors, Dr. William Kirby, who in addition to being widely regarded as one of the leading authorities on laser tattoo removal is also one of the most widely recognized personalities in reality television.

●
Advisory Committee.  We are currently in the process of assembling a Medical Advisory Board to consist primarily of leading dermatology professionals.  We anticipate that our Medical Advisory Board will be instrumental in recruiting and maintaining top medical talent as we expand into new markets and generally advising the Company.

Competition

Because laser tattoo removal is the core business offered at our clinics, the main competition facing our clinics comes from other providers of laser tattoo removal services.  We are unaware of any specialty laser tattoo removal providers that compete with our clinics on a national level.  Our clinics primarily compete with local dermatologists and other “medi-spa” providers offering a broad range of aesthetic services.  We are aware of only a few laser tattoo removal specialists that provide competing services in southern California. We have identified six companies operating a combined twelve clinics that compete with our current clinics in southern California:  LaserAway, Tattoo MD, Tat2 Be Gone, South Coast MedSpa, Tattoo Removal Center and Tattoo Removal Laser Clinic. The ability of our clinics to compete will depend largely on the success of our marketing efforts, the costs of labor and equipment, pricing and the level of overall customer satisfaction at each of our clinics.

Revenue Sources

Our current source of revenues consists of a management fee paid under a management services agreement with William Kirby, D.O., Inc. Dr. William Kirby, a member of our board of directors, is the sole shareholder of William Kirby, D.O., Inc. A description of the management services agreement and two other agreements we entered into with William Kirby, D.O., Inc. and Dr. Kirby are set forth below.  Our agreement with Dr. Kirby is structured to comply with a California state limitation on the corporate practice of medicine.  As we expand, we may be required to enter into similar agreements with local physicians for the provision of services at our clinics, in accordance with applicable state law.

Management Services Agreement.  Effective January 1, 2010, we entered into an Amended and Restated Management Services Agreement with William Kirby, D.O., Inc., under which we provide certain non-medical management, administrative, marketing and support services and equipment as an independent contractor to the practice sites where William Kirby, D.O., Inc. provides or supervises laser tattoo and hair removal services. Under the agreement, William Kirby, D.O., Inc. retains sole responsibility for, and complete authority, supervision and control over, the provision of professional healthcare services performed by licensed medical professionals at the applicable clinics as it deems, in its sole discretion, appropriate and in accordance with all applicable California state and Federal laws and regulations.  William Kirby, D.O., Inc. employs and pays the medical staff providing the services under this arrangement.  Pursuant to the agreement, patient payables are deposited into the bank account of William Kirby D.O., Inc., and the Company prepares and makes payments on behalf of William Kirby D.O., Inc. with respect to employee salaries, employment taxes and employee benefits, among other payables.   We provide services under this agreement to all four of our current clinics.  Pursuant to the agreement, we have the exclusive right to manage any other practice sites operated by William Kirby, D.O., Inc.

Following are certain of the material terms of the Amended and Restated Management Services Agreement, a copy of which is filed with this registration statement as Exhibit 10.6.

●	Term: A seven (7) year initial term commencing on January 1, 2010 and ending on December 31, 2017.

●	Renewal Terms: Automatic renewal terms of five (5) years each, unless notice is given at least 180 days before the end of the current term.

●
Fee:  A management services fee to the Company of 73.5% of the gross revenues of William Kirby, D.O., Inc.  The management fee was verified by a third party valuation firm as being reflective of the fair market value of the services provided by the Company under the agreement in light of the time, cost, expense and business risk incurred by the Company thereunder, and is subject to adjustment to ensure the fee is reflective of fair market value based on an annual review performed by the parties and a written report from a third party valuation expert.

●	Intellectual Property License: William Kirby, D.O., Inc. has a nonexclusive revocable license to use the name “Dr. TATTOFF” owned by the Company.

●
Security Interest: Pursuant to the agreement, the Company has the right to require William Kirby, D.O., Inc. to execute a security agreement pursuant to which the Company would have a security interest in the gross revenues, accounts receivable, cash and other accounts of the businesses, securing the payment and performance of the obligations of William Kirby, D.O., Inc. under the agreement.

Medical Director Agreement. Effective January 1, 2010, we entered into a Medical Director Agreement with William Kirby, D.O., Inc. and Dr. Kirby, under which we receive administrative, consultative and strategic services from William Kirby, D.O., Inc. The initial term of the agreement is five (5) years, to be followed by automatic renewal terms of five (5) years each.  The agreement provides for an annual payment of $250,000 to William Kirby, D.O., Inc. for these services.  A copy of the Medical Director Agreement is filed with this registration statement as Exhibit 10.7.

Shareholders Agreement. Effective January 1, 2010, we entered into a Shareholders Agreement with William Kirby, D.O., Inc. and Dr. Kirby, pursuant to which, upon the occurrence of certain triggering events described below, Dr. Kirby is required to transfer his interest in William Kirby, D.O., Inc. to another licensed person approved by the Company.  Such triggering events include but are not limited to (i) the death or incapacity of Dr. Kirby, (ii) the loss of Dr. Kirby’s medical license, (iii) a breach of the obligations of William Kirby, D.O., Inc. and/or Dr. Kirby under the Amended and Restated Management Services Agreement or the Medical Director Agreement, (iv) the voluntary or involuntary transfer of Dr. Kirby’s interest in William Kirby, D.O., Inc., and (v) the termination of the Amended and Restated Management Services Agreement in certain circumstances.

Intellectual Property

We own the rights to the registered trademark Dr. TATTOFF®, and have granted a non-exclusive license to use these rights to William Kirby, D.O., Inc. We continually seek to protect our intellectual property.

Employees

As of February 1, 2011, the Company employed 18 persons, 15 of whom were full-time employees.

Government Regulation

Because the Medical Board of California characterizes laser treatments as medical treatments, the services provided at our current clinics require compliance with applicable California state healthcare laws and regulations. Certain of the Federal and state laws and regulations impacting our current and future business and the services provided at our current and future clinics are set forth below.  As we expand into new jurisdictions, we will need to analyze and constantly reevaluate our compliance with applicable local and state law.

●
Corporate Practice of Medicine.  In certain states, including California, a business entity such as the Company is not permitted to engage in the practice of medicine.  To comply with relevant California state law, we entered into a management services agreement with William Kirby, D.O., Inc.  See “Our Revenue Sources” above for a description of the management services agreement.  See “California Restriction on the Corporate Practice of Medicine” below for a description of applicable California state law.

●
Licensing.  Certain state and Federal laws and regulations govern the administration and licensing of the medical and technical staff providing services at our clinics. Each physician, registered nurse and physician assistant providing medical services at our clinics must hold valid licenses for their professional services. Furthermore, these medical professionals are prohibited from providing services beyond the scope of their licensure and must operate lasers under appropriate levels of physician supervision. See “California Regulation of Physician Supervision” below for a description of applicable California state law.

●
Anti-Kickback and Fee Splitting Laws.  The business conducted at our clinics is subject to various state and Federal regulations restricting (i) kickback, rebate or division of fees between physicians and non-physicians, (ii) the manner in which a prospective patient may be solicited, (iii) the receipt or offering of remuneration as an inducement to refer patients, and (iv) self-referral for any person in connection with the furnishing of goods, services or supplies prescribed for medical diagnosis, care or treatment. See “California Anti-Kickback and Fee Splitting Laws” below for a description of applicable California state law.

●
FDA Approval.  The lasers used in our clinics are medical devices subject to the jurisdiction of the Food and Drug Administration (FDA). The FDA has established stringent approval requirements applicable to the initial use and new uses of the lasers used in our clinics.

●
Patient Confidentiality.  The maintenance and safeguarding of patient records, charts and other information generated in connection with the provision of professional medical services at our clinics are regulated by state and Federal confidentiality laws and regulations, including the Health Insurance Portability and Accountability Act of 1996 and, relevant to our California clinics, the California Confidentiality of Medical Information Act.

California Restriction on the Corporate Practice of Medicine

Section 2052 of the California Business & Professions Code provides that “(a)ny person who practices or attempts to practice, or who holds himself or herself out as practicing...[medicine] without having at the time of so doing a valid, unrevoked, or unsuspended certificate...is guilty of a public offense.” Further, Section 2400 of the Business & Professions Code provides that “(c)orporations and other artificial entities shall have no professional rights, privileges, or powers.” The California Medical Board has interpreted the forgoing to generally restrict the ownership of a corporation practicing medicine in California. Accordingly, under California law, a business entity such as the Company is not permitted to engage in the practice of medicine, although we may provide management services to a medical practice so long as we do not exercise excessive control over the medical practice, among certain other legal requirements. With respect to our four current clinics, we provide marketing and practice management services to William Kirby, D.O., Inc. pursuant to a management services agreement. The management services agreement is intended to comply with applicable California state law.  As we expand, we may enter into similar agreements with physicians for the provision of services at our clinics, in compliance with applicable state law.

California Regulation of Physician Supervision

In performing its services under the management services agreement, William Kirby, D.O., Inc. engages, compensates and supervises registered nurses and physician’s assistants (either as employees or independent contractors) to assist with the tattoo and hair removal services performed at our current clinics. Accordingly, William Kirby, D.O., Inc. and Dr. William Kirby, its sole shareholder, must comply with relevant California state laws and regulations applicable to the provision of healthcare services by nurses, nurse practitioners and physician’s assistants.

The California Medical Board has taken the position that a physician assistant may generally provide laser tattoo removal services under the supervision of a physician. Under California regulations (Title 16, Section 1399.545), such supervising physician must be available in-person or by electronic communication at all times during the physician assistant’s provision of such services.

However, the applicable nurse and nurse practitioner regulations are not as clear as the regulations governing supervision of a physician assistant. California Business & Professions Code 2725 provides that the practice of nursing includes operating under standardized procedures.  In addition, the California Board of Registered Nursing has informally indicated that it is within a registered nurse’s scope of practice to use laser therapy for patients if there is an approved “standardized procedure,” or a policy or protocol developed through collaboration by the physician and the registered nurse. Although the standardized procedure must describe the scope of supervision required, the relevant California regulations (Title 16, Section 1474) describing the requirements for standardized procedures do not contain a legal definition of “supervision.”  The California Medical Board has indicated that absent a legal definition, the plain English definition applies, where “supervision” is defined as “the act of supervising, which is to oversee, to direct, to have charge, to inspect, to provide guidance and evaluation.”  The Medical Board has further elaborated that when functioning under “standardized procedures,” physicians need not be present in the facility when the procedures are performed; however, the facility must be a medical setting under the control of the physician.  Further, the Medical Board has expressed its view that an appropriate prior examination is also required where prescriptive devices (such as lasers) will be used, which such examination may not be delegated to registered nurses. The Medical Board has not provided a definition of an “appropriate medical examination.” Pursuant to guidance issued by the Medical Board, after performing the examination, the supervising physician or physician’s assistant may delegate a procedure that utilizes a prescriptive device to a nurse or nurse practitioner working under standardized procedures.  Furthermore, the Medical Board has indicated that physicians must be within a geographical distance that enables them to effectively provide supervision and support when needed or upon request. The California Medical Board has not formally adopted regulations that set forth all of the views expressed in this paragraph.

We believe that the services provided in our clinics by Dr. Kirby and William Kirby, D.O., Inc. are in compliance with the California laws and regulations governing licensing and physician oversight.  As we expand our operations outside of the State of California, persons working in our laser clinics will be subject to the applicable state’s licensing procedures and rules and regulations governing the level of physician supervision required, which may differ from those in California.

California Anti-Kickback and Fee Splitting Laws

Section 445 of the California Health and Safety Code, provides that “no person, firm, partnership, association or corporation, or agent or employee thereof, shall for profit refer or recommend a person to a physician, hospital, health-related facility, or dispensary for any form of medical care or treatment of any ailment or physical condition. The imposition of a fee or charge of any such referral or recommendation creates a presumption that the referral or recommendation is for profit.” A violation of Section 445 is a misdemeanor and may subject the offender to imprisonment in the county jail for not longer than one year, and/or a fine of not more than $5,000.00. Further, a violation of Section 445 may be enjoined by the California Attorney General.

Section 650 of the California Business and Professions Code also makes it unlawful for a “licensee,” including a physician, to pay or receive any compensation or inducement for referring patients, clients or customers to any person or entity, irrespective of any membership or proprietary interest in or with the person or entity receiving the referral. Violation of the statute is a public offense punishable by imprisonment and/or a fine of not more than $10,000. Section 650 provides, however, that it is not unlawful for a physician to refer a patient to a health care facility solely because the physician has a proprietary interest or co-ownership in a health care facility, provided that (1) the physician’s return on investment for that proprietary interest or co-ownership is based upon the amount of capital investment or proportional ownership of the physician; and (2) the ownership interest is not based on the number or value of any patients referred. Further, Section 650 provides that the payment or receipt of consideration for services other than the referral of patients which is based on a percentage of gross revenue or a similar type of contractual arrangement is not unlawful if the consideration is commensurate with the value of the services furnished or with the fair rental value of any premises or equipment lease or provided by the recipient to the payor.

We believe that our relationships with Dr. Kirby and William Kirby, D.O., Inc. are in compliance with California’s anti-kickback and fee-splitting statutes. We anticipate entering into a similar agreement with each physician providing services to our future clinics located in California, and we may enter into similar agreements with physicians outside of California in an effort to comply with applicable state law.

Item 1A.  Risk Factors

Our business is subject to certain risks, including those described below.  If any of the events described in the following risk factors actually occurs then our business, results of operations and financial condition could be adversely affected.  See “Item 1. Business” and “Item 2. Financial Information” for additional information concerning these risks.

Risks Related to our Business

All of our revenues are currently derived from a management services agreement with a single contracting physician.

All of the revenues from our four current clinics are derived from services provided under a management services agreement with William Kirby, D.O., Inc. See “Item 1. Business – Revenue Sources” and “Item 7.  Certain Relationships and Related Transactions, and Director Independence – Certain Relationships and Related Transactions – Agreements with William Kirby” for detailed descriptions of the management services agreement.  As we expand, we may enter into similar agreements with local physicians in accordance with applicable state law.  Under the terms of the current management services agreement, our management service fee is equal to 73.5% of the gross revenues of William Kirby, D.O., Inc., which fee may be adjusted upward or downward on an annual basis to reflect the fair market value of the services provided by us under the agreement.  A downward adjustment of our management services fee could negatively impact our results of operations, cash flows and financial condition.  Furthermore, if our current management services agreement or any other future agreement with a physician is terminated for any reason or the applicable physician defaults on his or her obligations thereunder, our operating results, cash flows and financial performance may be adversely affected and we may need to negotiate and enter into a new agreement with a qualified physician.  Although our current management services arrangement provides us with the right to approve a replacement contracting physician upon termination or default, we can give no assurance that we will be able to expeditiously identify and contract with a qualified replacement physician on commercially reasonable terms or at all.  The termination of our current management services arrangement or any other future agreement or arrangement with a physician, or the loss of the services of a contracting physician thereunder for an extended period of time, could have a material adverse effect on our financial condition, cash flows and results of operations.

We have a limited operating history on which to evaluate our operations.

We have a limited operating history on which to base an evaluation of our business and prospects. Since our inception, we have funded operations through operating cash flows (when available), sales of equity securities, loans from shareholders, directors and management, salary deferrals and the issuance of debt. We are subject to all of the business risks and uncertainties associated with a growth-stage company, which include, but are not limited to, rejection or partial acceptance of the services provided at our clinics, the inability to effectively market such services and the inability to obtain sufficient capital necessary to enable us to pursue our opportunities.  Any failure to implement and execute our business and marketing strategy successfully, failure to respond to competition and failure to attract, integrate, retain and motivate qualified personnel and physicians could have a material adverse effect on our business and results of operations.  In addition, our revenues and operating results are difficult to forecast and our future revenues are dependent in large part on our ability to successfully complete our planned expansion into new markets. Accordingly, our historical operating results should not be relied on as an indication of future performance.

A general reduction in spending on discretionary items and services could result in a reduced demand for the services provided in our clinics.

                    Economic downturns typically adversely affect consumer spending, asset values, consumer indebtedness and unemployment rates, all of which could have a negative impact on our business. Our business depends on the market demand for laser tattoo and hair removal services in the geographic areas in which our clinics are located.  The cost of tattoo and hair removal procedures are not reimbursed by third-party payers such as health care insurance companies or government programs.  Accordingly, any significant decrease in consumer spending on these services may result in a corresponding decrease in the revenue generated at our clinics.  In addition, a general economic downturn may result in customers becoming less willing to purchase packages of treatments administered over a period of time, or deciding to extend the period between treatments.  Our clinics may be forced to respond to a reduction in discretionary consumer spending by lowering the prices for services rendered.  Accordingly, weak economic conditions in our target markets resulting in a reduction in discretionary consumer spending could lead to a decline in demand for the services provided at our clinics, longer sales cycles, lower prices for such services and reduced sales, which could have a material adverse effect on our financial condition, cash flows and results of operations.

We may experience a fluctuation in our revenues and results of operations.

Our future revenues and results of operations may vary from quarter to quarter.  A number of factors, many of which are outside of our control, may cause variations in our results of operations, including: (i) the demand for laser tattoo and hair removal services, (ii) our ability to establish new clinics, (iii) costs related to the establishment of new clinics, (iv) competition and pricing pressure, (v) increased expenses relating to a variety of factors, including facility operations, marketing and administration, (vi) the hiring, retention and utilization of key employees and (vii) general economic conditions.  We may experience prolonged losses from operations that could adversely affect our long-term financial condition.

We will require additional capital to sustain our business and fund our future expansion.

On December 31, 2010, we held the final closing of an equity offering, pursuant to which we received gross proceeds of approximately $2,800,000.  We used and expect to use the proceeds from the 2010 financing to repay certain indebtedness, fund our expansion efforts and for working capital and general corporate purposes.  See “Item 10.  Recent Sales of Unregistered Securities” for a description of our 2010 financing.  Although we have benefitted from a substantial cash infusion from the 2010 financing, we have historically experienced significant negative cash flow from operations and we expect to continue to experience significant negative cash flow from operations in the near future. Accordingly, we expect to raise additional capital to fund our current operations and future expansion through the sale of securities or the issuance of debt. There is no assurance that we will be able to raise this additional capital on terms acceptable to us or at all.  Our inability to generate sufficient funds from operations and third party financing sources may negatively impact our ability to successfully execute on our business plan.

Global financial and economic conditions may continue to deteriorate.

The recent global financial and credit market disruptions have generally reduced the availability of liquidity and credit.  Accordingly, we can provide no assurance that funding for our current or future operating and capital needs will be available on favorable terms or at all. If funding is not available, we may be unable to fund current operations or our expansion efforts, which may adversely affect our revenues, financial position and results of operations.

We can provide no assurance that our expansion efforts will be successful.

Our plans for national expansion and the opportunities, efficiencies and economies of scale achieved through expansion are critical elements of our business plan.  Our ability to expand into new markets will depend on a variety of factors, including our ability to:

●      identify new markets receptive to our services;

●      identify facilities suitable for our new clinics;

●      negotiate leases for our new clinics on commercially reasonable terms;

●      attract and contract with qualified physicians in accordance with applicable state law;

●      market our services in new markets;

●      implement and integrate new, expanded or upgraded operations and financial systems, procedures and controls;

●      hire, train and retain new staff and managerial personnel;

●      expand our infrastructure; and

●      comply with applicable local, state and Federal law.

We can provide no assurance that we will be able to successfully expand our presence into new markets, if at all.  If we are unable to successfully execute on our plans for expansion, our future results of operation and ability to execute on our business plan will be negatively impacted.

We may be unable to effectively manage our growth.

We may experience a period of rapid growth in the near or distant future.  Significant short-term growth will strain our management, operational, financial and other resources.  Our ability to manage future growth will depend on the implementation, expansion and/or subsequent improvement of a variety of systems, procedures and controls.  Furthermore, we may need to train, motivate and manage newly hired employees and attract senior managers and other professionals in response to, or in anticipation of, any future growth.  Our inability to effectively manage growth could negatively impact our business, financial condition and prospects.

The physicians providing services in our clinics will likely not devote 100% of their time to the Company’s business.

Dr. William Kirby, our current contracting physician and a member of our board of directors, devotes approximately 10% of his time to treating patients outside of his relationship with us, research and continuing education, managing the business affairs of William Kirby, D.O., Inc. and interviews and other media activities which may or may not benefit our business. Dr. Kirby splits the balance of his time between supervising the provision of services at our clinics and advising the Company in his capacity as a member of our board of directors. We anticipate that future physicians with whom we contract will similarly devote less than 100% of their time to our business or the provision of services at our clinics.  There is a risk that Dr. Kirby and our future contracting physicians will not devote the requisite time to our business or the provision of services at our clinics, thereby adversely effecting our results of operations and financial condition.

 The officers and directors of the Company exercise significant control over the Company.

Our officers and directors own approximately 11,302,978 shares (12.77%) of our outstanding common stock as of February 11, 2011. As stockholders, these individuals may have a significant influence on matters requiring stockholder approval, including the election of directors and the approval of business combinations.  This concentration of ownership also could have the effect of delaying, discouraging or preventing changes of control or changes in management, or limiting the ability of the Company’s other stockholders to approve transactions that they may deem to be in their best interests. Conflicts of interest may arise as a result of such ownership.

We may be unable to attract and retain qualified contracting physicians.

Our current revenues are derived from a management services agreement with William Kirby, D.O., Inc., which provides laser tattoo and hair removal services at our clinics.  Our arrangements with physicians providing services in our future clinics may vary, according to applicable state law. The retention of the services of William Kirby, D.O., Inc. is critical to the success of our existing clinics, and our expansion efforts are dependent on our ability to contract with additional qualified physicians. If we are unable to consistently attract, contract with and retain qualified physicians, our ability to maintain operations at existing clinics and open new clinics will be negatively affected.

Our strategy to promote the brand “Dr. TATTOFF®” may be unsuccessful.

Our promotion of the Dr. TATTOFF® brand and the services provided at our clinics is critical to the future success of our business and expansion efforts.  We are unable to quantitatively measure the success of our current marketing campaigns or predict the future success of such campaigns in regions into which we may expand. Furthermore, we will require significant capital to fund our marketing efforts as we expand.  We can provide no assurance that our revenues generated from future operations will be sufficient to fund our marketing efforts, or that we will be able to acquire the necessary funds from third party financing sources on terms acceptable to us or at all. Furthermore, we can provide no assurance that our marketing strategy will result in business generation or brand recognition in the markets into which we may expand.

Our current clinics are geographically concentrated in southern California.

Although we expect to expand outside of California in 2011, our current clinics are geographically concentrated in southern California.  As a result, our results of operations and financial condition are subject to fluctuations in regional economic conditions. Additionally, our current clinics are susceptible to damage caused by natural disasters intrinsic to southern California, such as earthquakes and fires, which may disrupt our operations and adversely impact our financial condition.

We derive all of our revenue from laser tattoo and hair removal services.

We derive all of our revenue from laser tattoo and hair removal services. We do not have other diversified revenue sources to offset a significant decrease in revenues from the provision of laser tattoo and hair removal services at our clinics.  A decline in the demand for laser tattoo and/or hair removal services generally may result in a reduction in revenues generated at our clinics, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Our clinics operate in a competitive environment and may have difficulty competing with larger and better financed competitors.

Our current clinics compete with other providers of tattoo and hair removal services in southern California. Our clinics will face similar competition in the geographical vicinity of future sites.  As tattoo and hair removal technology continues to develop and the demand for laser tattoo and hair removal services grows, the competition for the services provided at our current and future clinics may increase. Our clinics will compete based on a variety of factors, including quality of service, customer satisfaction and price and value.  Some competitors may have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. As a result, these competitors may be able to respond more quickly and effectively to new or changing opportunities or customer requirements. Additionally, competing businesses could affect our ability to expand into other markets, generate sufficient revenues and maintain operations at a profitable level due to reduced margins or loss of market share. For all of the foregoing reasons, our clinics may not be able to compete successfully with current and future competitors.

An increase in competing laser tattoo providers may harm our business.

Laser tattoo removal remains a relatively new, but developing, procedure.  As laser tattoo removal becomes more commonplace, new physicians and practice groups may begin to receive significant demand to economically justify the purchase or lease of laser tattoo removal technology.  We currently use Q-switched lasers in our clinics, which have a retail price of approximately $125,000 to $150,000 per laser. A significant reduction in the price of lasers and/or a significant increase in the demand for laser tattoo removal could result in an increase in the number of competitors, thereby negatively impacting our business and prospects.  To compete successfully, our clinics may be required to reduce prices, increase operating costs or take other measures that could have an adverse effect on our financial condition, results of operations, margins and cash flow.

We currently rely on indirect third party financing for the acquisition of certain equipment used in our clinics, and our business plan contemplates the continued use of such financing.

The lasers and IPL devices currently used at our Beverly Hills, Irvine and Encino clinics are leased or owned by William Kirby, D.O., Inc. pursuant to various capitalized leases/finance agreements with third party financing sources.  Pursuant to the terms of our management services agreement with William Kirby, D.O., Inc. revenue generated at the clinics is used to pay amounts due to the applicable financing source.  In addition, under the management services agreement, we have the right, at any time, to purchase the equipment from William Kirby, D.O., Inc. at a purchase price of the amount outstanding, if any, under the applicable capitalized lease/financing agreement.  The third party lessors/financers have a security interest in all of the underlying equipment at these three clinics.  As a result, in the event that William Kirby, D.O., Inc. defaults on its obligations under an outstanding capitalized lease/financing agreement, then the underlying equipment may be subject to repossession and other assets of William Kirby D.O., Inc. may be subject to the lender’s security interests. The loss of any such equipment or assets  may negatively impact our business.

We purchased the laser used in our Montclair clinic for tattoo removal  pursuant to a financing arrangement with the manufacturer. We purchased the laser used in our Montclair clinic for hair removal with no encumbrance, however we are currently seeking financing for the laser.  As a result, in the event that we default on our obligations under an outstanding financing agreement, then the underlying equipment may be subject to repossession. The loss of any such equipment  may negatively impact our business.

With respect to our future clinics, we intend to enter into similar financing arrangements with third party financing sources to provide lasers and other necessary equipment to our clinics. While there are currently many providers of such financing, there can be no assurance that such financing will be available to us on terms acceptable to us or at all. In the event that financing is not available to us on terms acceptable to us, then our ability to acquire the equipment necessary for the provision of services at our clinics would be restricted, which may negatively impact our business.

Advances in laser tattoo and hair removal technology may render our equipment or the services provided at our clinics obsolete.

We believe that the technology, equipment and systems employed at our clinics are state-of-the-art, and we are constantly monitoring technological advances and reassessing the technology.  However, there can be no assurance that new, improved or more efficient technology will not be developed, or that our clinics will not lose customers due to obsolete or outdated technology or require significant funding to update this technology.

We may be unable to protect our intellectual property rights or infringe on the intellectual property rights of others.

We own the rights to the registered trademark Dr. TATTOFF®.  We license, on a nonexclusive basis, the use of our trademark to William Kirby, D.O., Inc., the provider of laser tattoo and hair removal services at our current clinics.  We may enter into similar arrangements with physicians as we expand, in accordance with applicable state law. We will seek to protect our current and future intellectual property and to respect the intellectual property rights of others.  In protecting our intellectual property, we will rely on state and/or Federal law regarding copyright, patents, trademarks and trade secrets. Furthermore, while we will attempt to ensure that the integrity of our intellectual property rights is maintained through restrictions in the licenses we grant to third parties, our licensees may take actions that could impair the value of our brand, our proprietary rights or the reputation of our clinics. We cannot guarantee that we will succeed in obtaining, registering, policing or defeating challenges to our intellectual property rights or that our licensees will preserve the integrity of our brand.  Any inability to register or otherwise protect our intellectual property rights could harm our business.

Furthermore, third parties may assert intellectual property infringement claims against us.  These claims could result in significant liability to us, our inability to use key rights, and the invalidation of our proprietary rights.  Regardless of the outcome, any litigation could be time-consuming, expensive and could prove to be a distraction to management’s time and attention.  Any of the foregoing occurrences could have a material adverse effect on our business and results of operations.

Our success will depend on our ability to hire and retain key personnel.

Our future success will depend on the skills, experience and efforts of our officers and key personnel and members of our board of directors. Our executive management team and members of our board of directors have significant experience in the healthcare industry, and the loss of any one of them could materially and adversely affect our ability to execute our business strategy. Specifically, the loss of our sole contracting physician and a member of our board of directors, Dr. William Kirby, would have a material adverse effect on our current operations and prospects.  As we expand, our success will similarly depend on our ability to attract, train and retain qualified personnel, and attract and contract with qualified physicians. A failure to attract, hire and retain qualified personnel and new contracting physicians could have a material adverse effect on our business, financial condition and expansion efforts.

Litigation brought against us may result in the expenditure of significant resources.

The services provided at our clinics involve medical procedures.  As a result, we may become subject to claims and litigation arising out of the conduct of our business or the provision of services at our clinics, which include claims and litigation relating to:

●	adverse side effects and reactions resulting from laser tattoo and hair removal;

●	improper administration of laser tattoo and hair removal services; or

●	professional malpractice.

The Company and the physicians with whom we contract will carry liability insurance as required by law, but there is no certainty as to the adequacy of such liability insurance to cover future claims.  Litigation of any type could result in significant expense to the Company associated with defending any claim or litigation, negative publicity and damage awards in excess of insurance coverage, among other expenses.

We may not be able to maintain or obtain insurance.

We currently maintain professional liability insurance, general liability insurance, property insurance, worker’s compensation insurance and director and officer liability insurance. Pursuant to our management services agreement with William Kirby, D.O., Inc., we agreed to procure and maintain medical malpractice and comprehensive general liability insurance policies on behalf of William Kirby, D.O., Inc.  In addition, pursuant to the agreement, William Kirby, D.O., Inc. indemnifies the Company and its employees, officers, directors, representatives and agents from damages, liabilities and expenses incurred as a result of any action or omission by William Kirby, D.O., Inc and its employees and agents.  As we expand, we may enter into similar agreements with physicians, in accordance with applicable state law.  However, we cannot guarantee that any particular liability will be covered by insurance or that any judgment or damages will not exceed the limits of coverage. In addition, the insurance policies obtained by us may not continue to be available to us or, if they are available, they may become too expensive for us to maintain. Our failure to maintain adequate insurance may have a material adverse effect on our financial condition and results of operations.

We may not be able to enter into or renew a lease for a clinic on favorable terms or at all.

Our clinics located in Beverly Hills, Irvine and Encino are leased by William Kirby, D.O., Inc. pursuant to lease agreements with third party lessors. We have the right, but not the obligation, to use space at each of our current clinics for the provision of management services pursuant to the terms of the Amended and Restated Management Services Agreement with William Kirby, D.O., Inc.  However, we are the named lessee with respect to the lease for our Montclair, California clinic, and we expect to be the named lessee under the leases with respect to our future clinics. William Kirby, D.O., Inc. or the Company, as applicable, may be unable to renew existing leases or enter into new leases on terms acceptable to us or at all. Higher lease costs could adversely impact our results of operations, cash flows and financial condition. Failure by a lessor to renew an existing lease could require the relocation of a clinic, which could disrupt our business and require significant capital expenditures for leasehold improvements.

Risks Related to Regulation of our Industry

The Company and the services provided at our clinics are subject to significant regulation.

The healthcare industry is heavily regulated and changes in laws and regulations can be significant. See “Item 1. Business – Government Regulation” for a description of certain of these laws and regulations.  Many of these laws and regulations are ambiguous, and courts and regulatory authorities have provided limited clarification. Moreover, state and local laws vary from jurisdiction to jurisdiction. As we expand, we will need to analyze and constantly reevaluate our compliance with applicable local, state and Federal law.  Our interpretations of applicable law and our business structure could be challenged. Any failure to comply with applicable law could result in substantial civil and criminal penalties. Non-compliance with applicable law could have a material adverse effect on our financial condition and could result in the cessation of our business.

The lasers used in our clinics are medical devices subject to Food and Drug Administration approval.

The lasers used in our clinics are medical devices subject to the jurisdiction of the Food and Drug Administration (FDA). The FDA has established stringent approval requirements applicable to the initial use and new uses of lasers used for medical purposes. Any noncompliance with the approved use of a laser or the failure of the suppliers of our lasers to comply with FDA requirements could subject us to product seizure, recalls, withdrawal of approvals and civil and criminal penalties, and could have a material adverse effect on our business, financial condition or results of operations.

The business conducted at our clinics is subject to new and amended Federal healthcare reform initiatives.

On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act. The new law enacts numerous changes impacting the delivery of health care and health care insurance in the United States.  Further, legislative proposals continue to be introduced in Congress and various state legislatures that could cause additional major reforms of the U.S. healthcare system.  We cannot predict whether any of these proposals will be adopted or the full extent of how they might affect our business or the business conducted at our clinics.  During the course of congressional deliberations leading up to the new legislation, Congress considered a tax on cosmetic procedures. The final legislation included a tax on tanning services but not cosmetic procedures in general. If a tax on cosmetic procedures in general is implemented, it may result in higher costs for patients utilizing the services provided at our clinics, and a reduced demand for these services.  We are unable to predict the ultimate outcome of healthcare reform efforts.  However, should such reform efforts include a tax on the services provided at our clinics or otherwise increase the cost of such services, our business may be negatively impacted. New or revised legislation could have a material adverse effect on our business, financial condition and results of operations.

California regulations governing the level of physician supervision over nurses, nurse practitioners and physician assistants are not definitive.

In response to a California state restriction on the corporate practice of medicine, we have contracted with William Kirby, D.O., Inc. for the provision of laser tattoo and hair removal services at our current clinics. As we expand, we may enter into similar arrangements with physicians to comply with similar state laws.  Dr. William Kirby, a member of our board of directors, is the sole shareholder of William Kirby, D.O., Inc. and is a board certified dermatologist and licensed Osteopathic Physician and Surgeon in the State of California.  Dr. Kirby employs and supervises nurses and physician’s assistants (either as employees or independent contractors) to assist with the tattoo removal services performed at our clinics. Accordingly, Dr. Kirby must comply with relevant California state laws and regulations applicable to the provision of healthcare services by nurses, nurse practitioners and physician’s assistants.  See “Item 1. Business – Government Regulation” for a description of such laws and regulations.  If the California Medical Board were to ultimately conclude that a physician must be within a limited number of miles from a clinic providing laser services, it would likely limit the number of procedures that can be conducted in our California clinics on any given day, thereby reducing the overall revenues to the physician and consequently reducing our management services fees.  In addition, William Kirby, D.O., Inc. would likely seek modifications to our management services agreement that would either increase our costs or decrease our fees, and our ability to grow our business in the State of California would be negatively impacted.

Furthermore, if we expand our operations into other areas outside of California, persons working in our laser clinics will be subject to the applicable state’s licensing procedures and rules and regulations governing the level of physician supervision required, which may differ from those in California. If physicians, nurses, nurse practitioners and physician assistants performing or assisting in laser tattoo and hair removal services at our clinics are deemed to have violated the laws or the rules of the appropriate licensing agency with respect to supervision, they may face disciplinary action, including suspension or revocation of their medical or nursing license or credentials, which could have a material adverse effect on the Company.

Our services provided under the management services agreement with William Kirby, D.O., Inc. could implicate California anti-kickback and profit splitting prohibitions.

“Item 1. Business – Government Regulation” sets forth a summary of the California anti-kickback and profit splitting prohibitions applicable to the services provided at our California clinics.  We believe that our relationships with William Kirby, D.O., Inc. are in compliance with California’s anti-kickback statutes. We anticipate entering into a similar agreement with each physician providing services to our future clinics located in California.  There is a risk, however, that services or items provided under any such agreement in California could be viewed as “referring or recommending” a person to a health-related facility “for profit” in violation of Health & Safety Code Section 445 or “referring” a person in violation of Business & Professions Code 650. We can provide no assurance that government enforcement agencies will not view our current management services arrangement, or similar future agreements, as violating California Health & Safety Code Section 445 or Business & Professions Code 650.

Our services provided under the management services agreement with William Kirby, D.O., Inc. could be determined by the California Medical Board to constitute the unlawful practice of medicine.

We provide marketing and practice management services to our sole contracting physician, Dr. William Kirby, pursuant to a management services agreement. See “Item 1. Business – Revenue Sources” for a detailed description of the management services agreement and “Item 1. Business – Government Regulation” for a description of California regulation of the corporate practice of medicine.  We believe that the management services agreement complies with applicable California state law.  However, it is possible that the California Medical Board could allege or determine that our provision of management services to Dr. Kirby constitutes excessive control over Dr. Kirby’s medical practice, that our fee for the provision of such services is excessive or that we are otherwise unlawfully engaged in the practice of medicine. Defending against any such allegations will be costly and time-consuming and may negatively impact our business.  Furthermore, changes in applicable California state law may require us to terminate or materially modify the obligations and/or financial terms of our management services agreement.  As we expand, we may enter into similar agreements with physicians for the provision of services at our clinics, in compliance with applicable state law.  Such agreements would be subject to the same risk of non-compliance with relevant state restrictions on the corporate practice of medicine.

Risks Relating to our Securities

There is currently no public or private trading market for our common stock.

Our common stock is not publicly traded or quoted on any stock exchange or other electronic trading facility. We have no present plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in our common stock. We cannot assure you that a trading market for our common stock will ever develop. Our common stock has not been registered for resale under the blue sky laws of any state. The holders of shares of our common stock, and persons who may wish to purchase shares of our common stock in any trading market that might develop in the future, should be aware that significant state blue sky laws and regulations may exist which could limit the ability of our shareholders to sell their shares.

 Shares of our common stock are subject to dilution.

As of January 10, 2011, we had approximately 88,540,000 shares of common stock issued and outstanding and warrants to purchase approximately 610,003 shares of our common stock outstanding. In addition, (i) in January 2011, the Company issued a Purchase Option to Chicago Investments, Inc., a copy of which is filed with this registration statement as Exhibit 10.9, pursuant to which Chicago Investments has the right to acquire up to 9,493,430 shares of common stock at an exercise price of $.052668 per share on or before August 10, 2011, and (ii) our board of directors has authorized the issuance of warrants to purchase an additional 8,244,044 shares of common stock to advisors and placement agents in connection with our past and future fund raising efforts. If we issue additional shares of common stock in the future and do not issue those shares to all then-existing common shareholders proportionately to their interests, then such issuance will result in dilution to each shareholder by reducing the shareholder’s percentage ownership of the total outstanding shares of our common stock.

Our board of directors may issue shares of preferred stock that would adversely affect the rights of our common shareholders.

Our authorized capital stock includes 20,000,000 shares of preferred stock of which no preferred shares are issued and outstanding.  Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock.  Subject to limitations imposed by law or our articles of incorporation, our board of directors is empowered to determine:

●      the designation of, and the number of, shares constituting each series of preferred stock;

●      the dividend rate for each series;

●      the terms and conditions of any voting, conversion and exchange rights for each series;

●      the amounts payable on each series on redemption or our liquidation, dissolution or winding-up;

●      the provisions of any sinking fund for the redemption or purchase of shares of any series; and

●      the preferences and the relative rights among the series of preferred stock.

We could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the shares of our common stock and with preferences over the common stock with respect to dividends and in liquidation.

 We do not anticipate paying dividends on our common stock in the foreseeable future.

We do not anticipate paying any dividends on our common stock in the foreseeable future. We intend to retain all available funds and future earnings, if any, for use in the operation and expansion of our business.

Our costs will increase significantly as a result of operating as a public reporting company, and our management will be required to devote substantial time to complying with public company rules and regulations.

As a result of becoming a reporting company under the Exchange Act, we will be required to file periodic and current reports, proxy statements and other information with the SEC and will be required to adopt policies regarding internal control over financial reporting and disclosure controls and procedures and regularly evaluate those controls and procedures. The Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC and various exchanges have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. As an Exchange Act reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations.  We also believe that compliance with the rules and regulations applicable to Exchange Act reporting companies and related compliance issues will divert time and attention of management away from operating and growing our business.

Item 2.  Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided as a supplement to the accompanying financial statements and notes to help provide an understanding of the Company’s financial condition, cash flows and results of operations. MD&A is organized as follows:

Overview. This section provides a brief description of the Company’s business and operating plans.

Results of Operations. This section provides an analysis of Company’s results of operations for the two years ending December 31, 2009 as well as results of operations for the nine months ending September 30, 2009 and 2010.

Liquidity and Capital Resources. This section provides an analysis of the Company’s cash flows for the two years ended December 31, 2009, and nine months ending September 30, 2010, as well as a discussion of the Company’s outstanding commitments that existed as of December 31, 2009 and September 30, 2010. Included in the analysis is a discussion of the amount of financial capacity available to fund the Company’s future commitments, as well as a discussion of other financing arrangements in 2010 and 2011.

Off-Balance Sheet Arrangements. This section discloses any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition.

Critical Accounting Estimates. This section identifies those accounting estimates that are considered important to the Company’s results of operations and financial condition, require significant judgment and require estimates on the part of management in application.

Significant Accounting Policies. This section identifies those accounting policies that are considered important to the Company’s results of operations and financial condition, require significant judgment and require estimates on the part of management in application. All of the Company’s significant accounting policies, including those considered to be critical accounting policies, are summarized in Note 1 to the accompanying financial statements.

Overview

Our clinics provide safe, minimally invasive and affordable laser tattoo and hair removal services in a relaxed environment.  The services offered at our clinics are administered by licensed medical professionals in accordance with applicable state and Federal law.  We currently manage four clinics located in southern California pursuant to a management services agreement with a contracting physician.  This arrangement is structured to comply with a California state limitation on the corporate practice of medicine.  As we expand into states outside of California, we may enter into similar arrangements with licensed medical professionals for the provision of services in our clinics, in accordance with applicable state law.  Within this framework, we are seeking to become the first nationally branded laser tattoo removal business.

We have supported the provision of over 90,000 procedures to more than 12,000 patients during our operating history. Our first clinic opened in Beverly Hills, California in July 2004.  We opened our fourth clinic in southern California in February 2011.

Our current source of revenues consists of a management fee paid under a management services agreement with William Kirby, D.O., Inc.  Pursuant to the management services agreement, we provide certain non-medical management, administrative, marketing and support services and equipment as an independent contractor to the practice sites where William Kirby, D.O., Inc. provides or supervises laser tattoo and hair removal services.  As we expand, we may be required to enter into similar agreements with local physicians for the provision of services in accordance with state law.

We differentiate the services offered at our clinics from those of competitors by:

●      focusing solely on tattoo and hair removal;

●      offering services in a relaxed environment;

●      locating clinics in high volume retail areas; and

●      catering to a target demographic.

        Our initial expansion focus is on large metropolitan markets that can support multiple locations with favorable demographics, regulatory environments and competitive landscapes.  We are currently evaluating potential clinic sites in Texas and have identified over 40 other viable markets in the United States for expansion.

We consider laser tattoo removal to be the core business conducted at our clinics.  Our laser tattoo services are performed by licensed medical professionals using Q-switched lasers and our hair removal services are similarly performed by licensed medical professionals using laser and/or Intense Pulse Light, or IPL, devices, in each case, with physician oversight in compliance with applicable state law. From time to time, William Kirby, D.O., Inc. evaluates the lasers used to perform procedures at our clinics and may recommend the use of new or additional technology.

Under our management services agreement with William Kirby, D.O., Inc., our management services fee is based on a percentage of the contracting physician’s gross revenues, whose revenues are primarily a function of the size and characteristics of the tattoo and the area of the body to be treated for hair reduction, less any refunds and credit card fees. The costs of operating our clinics are predominantly fixed or have a relatively small variable component, principally supplies. As a result, the contracting physician’s procedure volume can have a significant impact on our level of profitability since we operate under a fixed percentage of gross revenues arrangement. Management measures volume in “encounters”, which includes a visit to the clinic whether or not a purchase is made, and telephone sales. Management believes this measurement best represents the variable resource requirements, primarily staff time, and because other measures would be difficult and expensive to implement with little added benefit.

Our management service fees are affected by a number of factors, including but not limited to, our ability to assist the contracting physician to generate patients, placement for the physician through our consumer advertising and word of mouth referrals, the availability of patient financing and the effect of competition and discounting practices in the laser tattoo and hair removal industry. The majority of patients, approximately 85%, pay for services using a credit card or one of two outside financing agencies whose services our contracting physician offers. Both of the outside financing agencies our contracting physician uses offer non-recourse programs.  If the agency is unable to collect from the patient, it bears the cost thereof except in rare cases where there is a chargeback.  Our contracting physician offers a refund if a tattoo is fully removed in a lesser number of treatments than the patient has purchased, and occasionally in other circumstances.  Refunds were less than .4% of our contracting physician’s gross revenue in 2010.  Refunds and chargebacks result in a reduction of our management fee. Deterioration of the availability of consumer credit is likely to impact our contracting physician’s revenue and ultimately, our management service fees.

Our contracting physician does not provide financing but offers a program whereby patients can pay monthly via automatic charge. Currently, patients may cease participation in the program at any time and no interest is charged. The program was developed to meet the needs of patients who are unable to finance a purchase using a credit card or one of the outside financing agencies. Less than 3% of the contracting physician’s patients pay in this manner.

Effective marketing is an integral factor in our ability to generate patients and service fees for our contracting physician and ultimately our management service fees.  Our marketing efforts have traditionally focused on our website and its placement on search engines, email campaigns directed towards existing patients, and word of mouth referral. The purpose of our marketing is to educate prospective patients about the advantages of laser tattoo and laser/IPL hair removal compared to alternatives and to attract them to our clinics.

The fees generated by our contracting physician, and therefore our management services fees, have historically been weak in the fourth quarter. We believe that patients are less inclined to purchase discretionary services in the months of November and December as they have atypical demands on both their time and financial resources.

Our revenues have continued to increase despite relatively unfavorable economic conditions.  However, we do not have sufficient history to predict what may occur if economic conditions in the United States further deteriorate. We believe that the typical customer of the services offered at our clinics is young, educated and affluent with adequate disposable income to afford the services. However, tattoo and hair removal is discretionary for most individuals and they may delay or forego removal if faced with a reduction in income or increase in non-discretionary expenses. We also believe that poor economic conditions have resulted in increased pressure on pricing and an expectation of greater value for the money by patients.

Our operating costs and expenses include:

●	management services expenses, including rent, utilities, parking and related costs to operate the clinics, laser equipment, maintenance costs, supplies, non-medical staff expenses and insurance;

●	marketing and advertising costs including marketing staff expense and the cost of outside advertising;

●	general and administrative costs, including corporate staff expense and other overhead costs; and

●	depreciation and amortization of equipment and leasehold improvements.

We intend to open additional clinics in new markets in the near future assuming that the availability of growth capital exists, we can maintain a highly skilled management team, and our business model is shown to be successful in varying markets. To our knowledge, there is currently no nationally branded provider of such services and the opportunity to gain first mover advantage is the motivation behind our aggressive expansion plan. To be successful, we believe that our new locations must be in areas attractive to our demographic, that our clinic staff must be adequately trained and motivated, and that our marketing programs must be effective.

We require substantial capital to fund our growth and will continue to seek substantial amounts of capital to effectuate our business plan. We have experienced significant negative cash flow from operations to date, and we expect to continue to experience significant negative cash flow in the future. Our inability to generate sufficient funds from operations and external sources will have a material adverse effect on our business, results of operations and financial condition. If we are not able to raise additional funds, we will be forced to significantly curtail or cease our operations. See “Liquidity and Capital Resources” below for additional information.

Results of Operations

Comparison of the Nine Months Ended September 30, 2010 and the Nine Months Ended September 30, 2009

The following table sets forth, for the periods indicated, selected items from our statements of operations, expressed as a percentage of revenues.

	Nine Months Ended
	September 30, 2010	September 30, 2009

Revenues	100%	100%
Management Services Expenses	49%	57%
General & Administrative Expenses	52%	67%
Marketing and Advertising	14%	9%
Depreciation & Amortization	6%	7%
Operating Loss	(21%)	(41%)
Change in fair value of warrants	2%	(3%)
Gain on restructuring transactions	123%	-
Interest Expense	(9%)	(14%)
Net Income (Loss)	95%	(59%)

Revenues

Revenues increased by $360,000, or 28%, to approximately $1,644,000 for the nine months ended September 30, 2010 compared to approximately $1,284,000 for the nine months ended September 30, 2009. Encounters in the practice we manage increased by 4,800 from 15,165 to 19,965 or 32%, while the average fee collected by our contracting physician per encounter decreased by approximately 3% due to increased pressure on pricing partially offset by changes in our management services agreement implemented in connection with our 2010 restructuring. See “Liquidity and Capital Resources” for a description of our 2010 restructuring.

Management Services Expenses

Management services expenses increased by 10% in the aggregate but decreased 8% as a percentage of revenues to approximately $807,000 for the nine months ended September 30, 2010 versus approximately $736,000 for the nine months ended September 30, 2009. Labor and labor related costs increased by $43,000 reflecting increased volume and accounting for 57% of the total increase in management services expenses. Supply expense increased by $46,000, accounting for 43% of the total increase in management services expenses. Supply cost was unusually high because of the replacement of hand pieces for older IPL devices. Insurance and other costs decreased by $17,000.

Marketing and Advertising Expenses

Since early in 2008, we have relied principally on internet advertising in marketing and advertising expenses were $228,000 for the nine months ended September 30 2010, compared to $119,000 for the nine months ended September 30, 2009. Marketing and advertising costs represented 14% of management service revenue in 2010, compared to 9% in the prior year. A portion of the cost increase is attributable to a change in the definition of the services we provide to our contracting physician pursuant to our Amended and Restated Management Services Agreement, effective January 1, 2010.

General and Administrative Expenses

General and administrative expenses decreased by $3,000 to $863,000 for the nine months ended September 2010 when compared to the comparable period of the prior year. Salaries, wages and benefits decreased by approximately 5% from $447,000 to $426,000 as we reduced our staffing level to preserve cash. Professional fees, including fees payable to our medical director, increased by approximately $17,000 to $255,000 for the nine months ended September 30, 2010. A decrease in legal and accounting fees of $21,000 was offset by the payment of $25,000 to settle a lawsuit filed against us by a former employee.  Other general and administrative expenses decreased by $35,000 to $120,000. A $51,000 decrease in expense related to the restructuring of our management services agreement with William Kirby D.O., Inc. was partially offset by increases in travel, supplies and miscellaneous expenses.

Depreciation and Amortization Expenses

Depreciation and amortization expenses increased by 5% in the aggregate to approximately $99,000 for the nine months ended September 30, 2010 versus approximately $94,000 for the nine months ended September 30, 2009.

Change in Fair Value of Warrant Liability

The Company recorded a decrease in the fair value of warrant liability of $36,400 for the nine months ended September 30, 2010, compared to an increase in the fair value of warrant liability of $39,900 for the prior year. The decrease in 2010 was related to a reduction in the fair value of our common stock to $.052668 as evidenced by our common stock offering.

Interest Expense

Interest expense primarily relates to $855,000 in principal amount of outstanding debentures issued in April 2008, $503,400 in principal amount of outstanding debentures issued between July and December 2008, $299,975 in principal amount of outstanding convertible notes issued in January and February 2008, our capital lease obligations totaling approximately $338,000, our related party notes, and insurance financing notes.  Interest expense decreased by 23% to approximately $141,000 for the nine months ended September 30, 2010 versus approximately $184,000 for the nine months ended September 30, 2009. The reduction in interest expense is a result of the restructuring of our obligations which resulted in the exchange of substantially all of our debt, except the capital leases and insurance financing notes,  for common stock as described more fully in “Liquidity and Capital Resources”.

Gain on Extinguishment of Liabilities and Gain on Exchange of Debt for Equity

In March 2010, the board of directors of the Company approved an informal plan of restructuring of the Company’s affairs in connection with a third party financing proposal. The plan included a restructuring of the Company’s common stock ownership, a restructuring of its indebtedness to management, shareholders and other insiders, and a cancellation and/or conversion of its indebtedness to third parties. See “Liquidity and Capital Resources” for a description of the 2010 restructuring.

Comparison of the Fiscal Year Ended December 31, 2009 and the Fiscal Year Ended December 31, 2008

The following table sets forth certain consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Twelve Months Ended
	December 31, 2009	December 31, 2008

Revenues	100%	100%
Management Services Expenses	50%	71%
General & Administrative Expenses	73%	168%
Marketing and Advertising	9%	11%
Depreciation & Amortization	8%	8%
Net Operating Loss	(41%)	(157%)
Interest Expense	(21%)	(36%)
Other Expense (Income)	2%	(3%)
Net Loss	63%	190%

Revenues

Revenues increased by $369,000, or 29%, to approximately $1,656,000 for the twelve months ended December 31, 2009 compared to approximately $1,287,000 for the twelve months ended December 31, 2008. The increase in revenue was primarily due to an increase of approximately 33% in the number of patient encounters at our clinics offset by a decrease in the amount of cash per encounter collected by our contracting physician. The amount of cash per encounter collected by our contracting physician decreased dramatically in the fourth quarter of 2008 as consumers reacted to disruptions in the economy and credit standards tightened. Cash per encounter collected by our contracting physician was approximately $134 in calendar 2009 compared to $140 in calendar 2008.

Management Services Expenses

Management services expenses decreased by 9% in the aggregate and 21% as a percentage of revenues to approximately $831,000 for the twelve months ended December 31, 2009 versus approximately $913,000 for the twelve months ended December 31, 2008. Labor and labor related costs increased by approximately $10,000 or 2%. In addition, supplies cost increased by approximately $10,000 or 13%. In 2008 we incurred ramp-up costs including a settlement related to a new location we were unable to open after our fundraising efforts fell short of expectation. These expenses were approximately $50,000. We also experienced a reduction in insurance and other expenses.

Marketing and Advertising Expenses

Marketing and advertising expenses increased $20,000 to $157,000 for the calendar year ended December 31, 2009, compared to $137,000 for the prior year. Marketing and advertising costs represented 9% of management service revenue in 2009, compared to 11% in the prior year. Our financial resources did not permit us to advertise at the same percentage level in 2009 as we had in 2008.

General and Administrative Expenses

General and administrative expenses decreased by 44% in the aggregate and 95% as a percentage of revenues to approximately $1,217,000 for the twelve months ended December 31, 2009 versus approximately $2,167,000 for the twelve months ended December 31, 2008. Labor and labor related costs decreased by approximately $26,000 or 3%. Professional fees decreased by 67% from $1,049,000 to $342,000, accounting for 74% of the total decrease in general and administrative expenses. The decrease in professional fees was a result of our decision to abandon our planned initial public offering following the market disruption that occurred in late 2008. Other general and administrative expenses decreased 49% or approximately $218,000. These expense reductions included the elimination of our corporate office, a decrease in insurance costs, and a reduction in other miscellaneous expenses.

Depreciation and Amortization Expenses

Depreciation and amortization expenses increased by 31% to approximately $128,000 for the twelve months ended December 31, 2009 versus approximately $98,000 for the twelve months ended December 31, 2008. The increase is primarily related to a full year of depreciation on assets acquired in 2008 and purchases of assets in 2009.

Other Income (Expense)

Interest expense decreased by approximately  25% in the aggregate and 15% as a percentage of revenue to approximately $345,000 for the twelve months ended December 31, 2008 versus approximately $458,000 for the twelve months ended December 31, 2006. The primary items for this change relate to loan discount amortization attributable to the note and debentures issued in 2008 which accounted for $122,000 in expense in 2008 and $83,000 in 2009 and a decrease in deferred finance costs from $107,000 in 2008 to $5,000 in 2009.

Liquidity and Capital Resources

We have historically funded the development and growth of our business with cash generated from operations, shareholder loans and advances, and third party financing.

In March 2010, the board of directors of the Company approved an informal plan of restructuring of the Company’s affairs in connection with a third party financing proposal. The plan included a restructuring of the Company’s common stock ownership, the repayment of certain of its indebtedness to management, shareholders and other insiders, and a cancellation and/or conversion of its indebtedness to third parties including vendors, attorneys, accountants, and noteholders.

The plan was developed in connection with a term sheet from Chicago Investments, Inc., as lead investor, pursuant to which the restructuring would occur and a new investment of at least $1,250,000 and up to a maximum of $3,000,000 would be made in the Company.  Following is a description of the material elements of the plan:

●
The conversion of all outstanding principal and interest due on convertible notes issued by the Company and its predecessor between June 1, 2007 and February 11, 2008 into shares of common stock and the cancellation of such notes and all warrants issued in connection with such notes. All of the holders of the convertible notes agreed to the conversion and 2,736,416 shares of common stock were issued to the holders in exchange for $321,062 in outstanding principal and interest.

●
The conversion of all of the outstanding principal and interest due on debentures issued by the Company in April 2008 into shares of common stock and the cancellation of such debentures and all warrants issued in connection with such debentures. All of the holders of the April 2008 debentures agreed to the conversion and 6,300,100 shares of common stock were issued to the holders in exchange for $1,066,369 in outstanding principal and interest.

●
The conversion of all outstanding principal and interest due on a note issued by the Company on June 27, 2008 into shares of common stock and the cancellation of such note and all warrants issued in connection with such note. The holder of the June 2008 note agreed to the conversion and 520,184 shares of common stock were issued in exchange for $61,032 in outstanding principal and interest.

●
The conversion of all of the outstanding principal and interest due on debentures issued by the Company between July 2008 and December 2008 into shares of common stock and the cancellation of such debentures and all warrants issued in connection with such debentures. All of the holders of the July 2008 debentures agreed to the conversion and 3,523,197 shares of common stock were issued to the holders in exchange for $606,010 in outstanding principal and interest.

●
The conversion of all of the outstanding principal and interest due on notes held by insiders, including management and former members of management and the board of directors into shares of common stock and the cancellation of such notes. All of the holders agreed to the conversion and 815,463 shares of common stock were issued to the holders in exchange for $130,474 in outstanding principal and interest.

●
The conversion of all amounts owed to management and former members of management for salaries due but unpaid into shares of common stock. All of the current and former members of management agreed to the conversion and 2,097,908 shares of common stock were issued exchange for the cancellation of  $366,314 in outstanding obligations.

●
The conversion of amounts due for advances provided to the Company for services provided under the Company’s management services agreement with William Kirby, D.O., Inc. into shares of common stock. Dr. William Kirby owns 100% of the stock in William Kirby D.O., Inc. and is a member of our board of directors. William Kirby D.O., Inc agreed to the conversion and 1,595,076 shares of common stock were issued exchange for the cancellation of  $278,515 in outstanding obligators.

●
The material reduction and settlement of certain past due amounts owed to vendors who have provided goods and services to the Company. In connection with the 2010 restructuring, the Company entered into settlement agreements with vendors pursuant to which it reduced its outstanding obligations by approximately $691,000. The Company expects to use proceeds from its 2010 financing (described below) and revenues generated from operations to repay its outstanding obligations.

In 2010, the Company issued 54.475 million shares of its common stock for aggregate gross proceeds of approximately $2.87 million in three separate closings:

●	August 10, 2010: $1.261 million;

●	September 3, 2010: $115,000; and

●	December 31, 2010: $1.494 million

Net proceeds of the 2010 financing through September 30, 2010 were approximately $1.27 million. The Company completed the preceding conversions and cancellations effective as of August 10, 2010.  The Company disbursed approximately $253,000 in transactions directly related to the restructuring in August 2010.

As a result of the above, the Company’s current assets exceeded its current liabilities by $441,000 at September 30, 2010, compared to an excess of current liabilities over current assets of approximately $4.1 million at December 31, 2009.

The Company intends to use its available resources to open additional clinics.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with entities or other persons, also known as “special purpose entities”.

Critical Accounting Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As such, in accordance with the use of accounting principles generally accepted in the United States of America, our actual realized results may differ from management’s initial estimates as reported. A summary of our significant accounting policies are detailed in the notes to the financial statements, which are an integral component of this analysis.

Significant Accounting Policies

The Company has defined a significant accounting policy as one that is both important to the portrayal of the Company’s financial condition and results of operations and requires management of the Company to make difficult, subjective or complex judgments. Estimates and assumptions about future events and their effects cannot be perceived with certainty. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes.

We have identified the policies set forth in Note 1 to our consolidated financial statements as significant to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Results of Operations and Financial Condition, where such policies affect our reported and expected financial results. In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the discussion set forth in Note 1 to our consolidated financial statements addresses our most significant accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Item 3.  Properties

Our executive offices are located in our Beverly Hills clinic at 8500 Wilshire Boulevard, Suite 105, Beverly Hills, California 90211.  The following table lists the locations of all four of our current clinics.

Location	Address	Size
Beverly Hills, California*	8500 Wilshire Boulevard, Suite 105 Beverly Hills, CA 90211	1,882 square feet
Irvine, California*	15751 Rockfield Boulevard, Suite 120 Irvine, CA 92618	2,000 square feet
Encino, California*	17609 Ventura Boulevard, Suite 201 Encino, CA 91316	1,268 square feet
Montclair, California**	9197 Central Avenue, Suite H Montclair, CA 91763	2,252 square feet

* The clinic is leased by William Kirby, D.O., Inc. pursuant to a lease agreement with a third party. The Company has the right, but not the obligation, to use space at the clinic for the provision of management services pursuant to the terms of the management services agreement with William Kirby, D.O., Inc. The Company and William Kirby, D.O., Inc. acknowledge in the management services agreement that no leasehold interest is created or conveyed by the agreement and that no landlord-tenant relationship is intended to be created by the agreement or otherwise exists between the Company and William Kirby, D.O., Inc.

** The Company executed a lease for this facility on December 14, 2010.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of January 10, 2011, with respect to the beneficial ownership of the outstanding shares of our common stock by:

●	each person known by us to beneficially own 5% or more of the outstanding shares of common stock;

●	each of our executive officers named in the Summary Compensation Table (see “Item 6. Executive Compensation”);

●	each of our directors; and

●	all of our named executive officers and directors as a group.

Percentage of shares outstanding is based on 88,540,472 shares of common stock, which comprises shares of our common stock outstanding as of February 11, 2011.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent (%) of Common Stock
Named Executive Officers
Mark Edwards	354,751		*
John Keefe (2)	567,160		*
Ian Kirby	736,580		*

Non-Employee Directors
Eugene Bauer (Chair)	474,672		*
Gene Burleson	3,797,373		4.29%
Joel Kanter	2,375,000	(3)	2.68%
William Kirby	2,997,442	(4)	3.39%
All Directors and Officers as a Group (7 persons)	11,302,978		12.77%

5% Shareholders
CIBC Trust Company (Bahamas) Limited as Trustee of Settlement T-555	9,493,502		10.72%

*           indicates less than 1%

(1)	Unless otherwise indicated, the address for each listed stockholder is c/o Dr. Tattoff, Inc., 8500 Wilshire Boulevard, Suite 105, Beverly Hills, California, 90211.

(2)	Member of the Company’s board of directors.

(3)	Includes (a) 475,000 shares of common stock held by Joel Kanter and (b) 1,900,000 shares of common stock held by the Kanter Family Foundation, an entity over which Mr. Kanter, as President, is deemed to have sole investment and voting control. Mr. Kanter disclaims beneficial ownership of the shares of common stock held by Kanter Family Foundation.

(4)	Includes (a) 1,402,366 shares of common stock held by William Kirby and (b) 1,595,076 shares of common stock held by William Kirby, D.O., Inc., an entity solely owned by William Kirby.

Item 5.  Directors and Executive Officers

Directors and Executive Officers

Set forth below is information with respect to our current directors and executive officers as of the date of this registration statement, except as otherwise indicated.

Name	Age	Position
John Keefe	62	Chief Executive Officer, Chief Operating Officer and Director
Mark Edwards	56	Chief Financial Officer
Ian Kirby	31	Chief Marketing Officer
Eugene Bauer	68	Director (Chair)
Gene Burleson	69	Director
Joel Kanter	55	Director
William Kirby	38	Director

The business experience and background of each of our directors and executive officers is provided below.  Our directors are elected at each annual shareholders meeting to serve a one-year term expiring at the next annual shareholders meeting and until their successors are elected and qualified.

John Keefe.  Mr. Keefe has served as our Chief Executive Officer since May 2008 and Chief Operating Officer since November 2007. Mr. Keefe has served as a member of our board of directors since August 2010.  Mr. Keefe served as Chief Financial Officer of the Company and DRTATTOFF, LLC, our predecessor, from November 2007 to July 2008. From January 2007 to November 2007, Mr. Keefe served as the Chief Financial Officer of Equicare Capital, LLC, a healthcare revenue cycle company that merged with Argyle Solutions Inc. in August 2007. From 2002 to 2006, Mr. Keefe was a co-founder and served as the Chief Operating Officer of Centerre Healthcare Corporation, an operater of acute rehabilitation hospitals, where he was responsible for hospital operations, including implementations, regulatory compliance, clinical quality and marketing. Mr. Keefe earned a Bachelors degree in Business Administration in Accounting from Georgia State University and became licensed as a Certified Public Accountant (Georgia) in 1981.

Mark Edwards.  Mr. Edwards has served as our Chief Financial Officer since July 2008. From April 2008 to July 2008, Mr. Edwards served as Senior Financial Officer for Navvis Healthcare, LLC, a company providing strategic consulting services to hospitals and healthcare systems, where he was responsible for overall financial management of the firm and facilitated the merger of The Strategy Group into Navvis. From 2002 to April 2008, Mr. Edwards served as Vice President, Finance and Chief Information Officer for Centerre Healthcare Corporation, an operator of acute rehabilitation hospitals, where he was responsible for the preparation and presentation of financial reports and plans, structuring and negotiation of joint venture agreements, lease and project financing, and development and management of the company’s management information systems. Mr. Edwards earned a Bachelor of Arts in economics from the University of California at Los Angeles.

Ian Kirby.  Mr. Kirby has served as our Chief Marketing Officer since November 2007. From February 2007 to October 2007, Mr. Kirby served as Executive Creative Director for Art Machine, an entertainment advertising agency, where he was responsible for servicing and developing existing accounts, account origination and directing creative aspects of projects from a diverse range of clients. During 2006, Mr. Kirby developed pitch presentations for Strategic Group, a New York-based company specializing in brand and image creation for a variety of clients. From 2002 to 2006, Mr. Kirby worked for Shoolery Design, an entertainment advertising agency, and from 2001 to 2002, Mr. Kirby headed West Coast sales and marketing efforts for Malaguti USA, an American importer of motor scooters. Mr. Kirby is the brother of Dr. William Kirby, a member of our board of directors.  Mr. Kirby earned a Bachelor of Science degree in Business Administration in Finance from the University of Florida in 2000.

Eugene Bauer.  Dr. Bauer has served as the chairman of our board of directors since August 2010.  Dr. Bauer is the immediate past President and Chief Medical Officer of Peplin Inc., the U.S.-based subsidiary of LEO Pharma, and was a co-founder of Connetics, a publicly-traded biotechnology company that was acquired by Stiefel Laboratories in 2006. Dr. Bauer previously served as Chief Executive Officer of Neosil Inc., which was acquired by Peplin in 2008. Dr. Bauer is a Lucy Becker Professor, Emeritus, in the School of Medicine at Stanford University, a position he has held since 2002. Dr. Bauer served as Vice President for Medical Affairs and Dean of the Stanford University School of Medicine from 1995 to 2001 and served as Chair of the Department of Dermatology at the Stanford University School of Medicine from 1988 to 1995. During his tenure as department chair, Dr. Bauer also served as Program Director of the Stanford University General Clinical Research Center (GCRC), where he oversaw the federal and industry-sponsored research carried out in the GCRC. In addition, Dr. Bauer currently serves as a member of the board of directors of Medgenics, Inc., a clinical-stage biopharmaceutical company, Vyteris, Inc. (OTCBB:VYTR) a developer of transdermal drug delivery technology, and MediSync BioServices, Inc., which owns and operates contract research organizations.  Dr. Bauer previously served on the board of directors of Arbor Vita Corp., Patient Safety Technologies, Inc. and Pet DRx Corporation.

Gene Burleson.  Mr. Burleson has served as a member of our board of directors since August 2010.  From June 2005 to July 2010, Mr. Burleson served as a director of Pet DRx Corporation (NCM: VETS), an owner and operator of veterinary care clinics. Mr. Burleson also served as Chief Executive Officer of Pet DRx from November 2008 until its sale to VCA Antech in July 2010. Mr. Burleson currently serves on the board of directors of SunLink Health Systems, Inc. (AMEX:SSY), an owner and operator of acute care hospitals and Vyteris, Inc. (OTCBB:VYTR), a developer of transdermal drug delivery technology.  Mr. Burleson served on the board of directors of Prospect Medical Holdings, Inc. (AMEX:PZZ), a provider of management services to affiliated independent physician associations, from 2004 to 2008. Mr. Burleson also served as chairman of the board of directors of Alterra Healthcare Corporation, a developer and operator of assisted living facilities, during 2003 and as a member of the board of directors from 1995 to 2003. Mr. Burleson served as chairman of the board of directors of Mariner Post-Acute Network, Inc. from 2000 to 2002, and as chairman of the board of directors, President and Chief Executive Officer of GranCare from 1990 to 1997. Mr. Burleson also serves on the board of directors of several private companies.

Joel Kanter.  Mr. Kanter has served as a member of our board of directors since August 2010.  Mr. Kanter has served as President of Windy City, Inc., a privately held investment firm, since July 1986.  From 1989 to November 1999, Mr. Kanter served as the President, and subsequently as the President and Chief Executive Officer of Walnut Financial Services, Inc., a publicly traded company (NMS: WNUT).  Walnut Financial’s primary business focus was the provision of different forms of financing to small business, by providing equity financing to start-up and early stage development companies, providing bridge financing to small and medium-sized companies, and providing later stage institutional financing to more mature enterprises.  The company was sold to Tower Hill Capital Group in 1999 in a transaction valued at approximately $400 million.  Mr. Kanter serves on the board of directors of several public companies including Magna-Labs, Inc., formerly involved in the development of a cardiac MRI device; Medgenics, Inc., which is an Israeli biotechnology company; Vyteris, Inc. (OTCBB:VYTR), maker of the first FDA approved ready-to-use drug delivery patch; and WaferGen, which is engaged in the development, manufacturing and sales of state-of-the-art systems for gene expression, genotyping and stem cell research.  He also serves on the board of directors of several private companies.  Mr. Kanter is a current Trustee and past President of the Board of Trustees of The Langley School in McLean, Virginia; a former Trustee at the Georgetown Day School in Washington, D.C.; and a current Trustee of Union Institute & University.  He is also the current Board Chair of the Black Student Fund and a Vice-Chair of the Kennedy Center’s National Committee on the Performing Arts.

William Kirby.  Dr. Kirby has served as a member of our board of directors since March 2008 and is the sole shareholder of William Kirby, D.O., Inc., an entity that provides laser tattoo and hair removal services to our four current clinics as set forth in a management services agreement with the Company.  Dr. Kirby was a managing member of DRTATTOFF, LLC, our predecessor, since its inception in 2004. Dr. Kirby has practiced medicine in California as a licensed Osteopathic physician and surgeon since 2002 and is board certified in dermatology through the American Osteopathic College of Dermatology.  Dr. Kirby earned a Bachelor of Science degree in Biology from Emory University in 1995 and a Doctor of Osteopathic Medicine degree from Nova Southeastern University in 2000.  He currently serves as a Clinical Assistant Professor, Department of Internal Medicine, Division of Dermatology, at Nova Southeastern University and as a Clinical Assistant Professor of Dermatology at Western University of Health Sciences.

Family Relationships

           William Kirby, a member of our board of directors, is the brother of Ian Kirby, our Chief Marketing Officer.

Item 6.  Executive Compensation

Summary Compensation Table

The following table provides information regarding compensation awarded to, earned by or paid to our principal executive officer and our two other most highly compensated executive officers serving as such at December 31, 2010 for all services rendered in all capacities to us during our fiscal years ended December 31, 2009 and December 31, 2010. We refer to these three executive officers as our named executive officers.

Name and Principal Position	Year	Salary		All Other Compensation		Total

John Keefe, Chief Executive Officer, Chief	2009	$275,000	(1)	$14,422	(2)	$289,422
Operating Officer and Director	2010	$307,645		$46,908	(3)	354,553

Mark Edwards, Chief Financial Officer	2009	$225,000	(4)	$9,844	(5)	$234,844
	2010	$247,362		$32,047	(6)	$279,409

	2009	$150,000	(7)	$13,751	(8)	$163,751
Ian Kirby, Chief Marketing Officer	2010	$186,509		$43,432	(9)	$229,941

(1) $40,103 of the compensation due in 2009 remained unpaid as of December 31, 2009.

(2) Represents payment of 2007 and 2008 compensation due but unpaid.  No interest was paid on past due compensation.

(3) Includes (a) $23,072 payment of 2008 compensation due but unpaid, and (b) $23,836 payment paid in common stock, valued at $.052668 per share, in exchange for unpaid 2008 and 2009 salary of $79,321.  No interest was paid on past due compensation.

(4) $34,999 of the compensation due in 2009 remained unpaid as of December 31, 2009.

(5) Represents a payment of 2008 compensation due but unpaid.  No interest was paid on past due compensation.

(6) Includes (a) $15,752 payment of 2008 compensation due but unpaid, and (b) $16,295 payment paid in common stock, valued at $.052668 per share, in exchange for unpaid 2008 and 2009 salary of $54,138.  No interest was paid on past due compensation.

(7) $25,000 of the compensation due in 2009 remained unpaid as of December 31, 2009.

(8) Represents payment of 2007 and 2008 compensation due but unpaid.  No interest was paid on past due compensation.

(9) Includes (a) $20,619 payment of 2008 compensation due but unpaid, and (b) $22,813 payment paid in common stock, valued at $.052668 per share, in exchange for unpaid 2008 and 2009 salary of $75,630.  No interest was paid on past due compensation.

Employment Agreements; Potential Payments upon Termination or Change-in-Control

The named executive officers do not have employment agreements with us and are all employed on an “at will” basis. We do not have arrangements with any of our named executive officers providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change-in-control.

Director Compensation

The following table provides information regarding compensation awarded to, earned by or paid to non-employee members of our board of directors serving as such during our fiscal year ended December 31, 2010. No member of the Company’s board of directors receives compensation for serving in such capacity.

Name	Fees earned or paid in cash	All other compensation		Total
Eugene Bauer	-	-		-
Gene Burleson	-	-		-
Joel Kanter	-	-		-
William Kirby	-	$392,352	(1)	$392,352

(1)           Includes (a) $87,500 of fees paid to Dr. William Kirby in his capacity as an independent Medical Director to the Company pursuant to an agreement that terminated upon the execution of the Medical Director Agreement with William Kirby, D.O., Inc. and Dr. Kirby (described under “Kirby Agreements” below), (b) $162,498 paid or payable to William Kirby, D.O. Inc. under the Medical Director Agreement, (c) $31,527 of 2008 and 2009 Medical Director fees due but unpaid paid to Dr. Kirby, (c) $26,818 of common stock, valued at $.052668 per share, issued to Dr. Kirby  in exchange for due but unpaid 2008 and 2009 Medical Director fees of $88,911, and (d) $84,009 of common stock, valued at $.052668 per share, issued to William Kirby, D.O., Inc. in exchange for 2008 and 2009 advances to the Company of $278,515 under a management services agreement with the Company.

Kirby Agreements

Effective January 1, 2010, we entered into an Amended and Restated Management Services Agreement with William Kirby, D.O., Inc. Dr. William Kirby, a member of our board of directors, is the sole shareholder of William Kirby, D.O., Inc. Pursuant to this agreement, the Company provides certain non-medical management, administrative, marketing and support services and equipment as an independent contractor to our clinics where William Kirby, D.O., Inc. provides or supervises laser tattoo and hair removal services. As compensation for services rendered, the Company receives a management fee of 73.5% of the gross revenues of William Kirby, DO., Inc.  A copy of the agreement is filed with this registration statement as Exhibit 10.6.

In addition, effective January 1, 2010, we entered into a Medical Director Agreement with William Kirby, D.O., Inc. and Dr. Kirby, under which we receive administrative, consultative and strategic services from William Kirby, D.O., Inc. The initial term of the agreement is five (5) years, to be followed by automatic renewal terms of five (5) years each.  The agreement provides for an annual payment of $250,000 to William Kirby, D.O., Inc. for these services.  A copy of the agreement is filed with this registration statement as Exhibit 10.7.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee was established in September 2010 and is currently composed of three directors:  Eugene Bauer, Gene Burleson and Joel Kanter (Chair).

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Item 7.  Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Agreements with William Kirby

The following is a description of certain transactions and agreements involving the Company and Dr.  William Kirby, a member of our board of directors, and William Kirby, D.O., Inc., an entity solely owned by Dr. Kirby.

2010 Management Services Agreement.  Effective January 1, 2010, we entered into an Amended and Restated Management Services Agreement with William Kirby, D.O., Inc., under which we provide certain non-medical technical, management, administrative, marketing and support services and equipment as an independent contractor to the clinics where William Kirby, D.O., Inc. provides or supervises laser tattoo and hair removal services. Under the agreement, William Kirby, D.O., Inc. retains sole responsibility for, and complete authority, supervision and control over, the provision of professional healthcare services performed by physicians and licensed medical professionals at the applicable practice sites as it deems, in its sole discretion, appropriate and in accordance with all applicable California state and Federal laws and regulations.  We provide services under the agreement to all four of our current clinics.  Under the agreement, we have the exclusive right to manage any other practice sites operated by William Kirby, D.O., Inc.

Following are certain of the material terms of the Amended and Restated Management Services Agreement, a copy of which is filed with this registration statement as Exhibit 10.6.

●	Term: A seven (7) year initial term commencing on January 1, 2010 and ending on December 31, 2017.

●	Renewal Terms: Automatic renewal terms of five (5) years each, unless notice is given at least 180 days before the end of the current term.

●
Fee:  A management services fee to the Company of 73.5% of the gross revenues of William Kirby, D.O., Inc.  The management fee was verified by a third party valuation firm as being reflective of the fair market value of the services provided by the Company under the agreement in light of the time, cost, expense and business risk incurred by the Company thereunder, and is subject to adjustment to ensure the fee is reflective of fair market value based on an annual review performed by the parties and a written report from a third party valuation expert.

●	Intellectual Property License: William Kirby, D.O., Inc. has a nonexclusive revocable license to use the name “Dr. TATTOFF” owned by the Company.

●
Security Interest: Pursuant to the agreement, the Company has the right to require William Kirby, D.O., Inc. to execute a security agreement pursuant to which the Company would have a security interest in the gross revenues, accounts receivable, cash and other accounts of the businesses, securing the payment and performance of the obligations of William Kirby, D.O., Inc. under the agreement.

2010 Medical Director Agreement. Effective January 1, 2010, we entered into a Medical Director Agreement with William Kirby, D.O., Inc. and Dr. Kirby, under which we receive administrative, consultative and strategic services from William Kirby, D.O., Inc. The initial term of the agreement is five (5) years, to be followed by automatic renewal terms of five (5) years each.  The agreement provides for an annual payment of $250,000 to William Kirby, D.O., Inc. for these services.  A copy of the agreement is filed with this registration statement as Exhibit 10.7.

2010 Shareholders Agreement. Effective January 1, 2010, we entered into a Shareholders Agreement with William Kirby, D.O., Inc. and Dr. Kirby, pursuant to which, upon the occurrence of certain triggering events described below, Dr. Kirby is required to transfer his interest in William Kirby, D.O., Inc. to another licensed person approved by the Company.  Such triggering events include but are not limited to (i) the death or incapacity of Dr. Kirby, (ii) the loss of Dr. Kirby’s medical license, (iii) a breach of the obligations of William Kirby, D.O., Inc. under the Amended and Restated Management Services Agreement or the Medical Director Agreement, (iv) the voluntary or involuntary transfer of Dr. Kirby’s interest in William Kirby, D.O., Inc., and (v) the termination of the Amended and Restated Management Services Agreement in certain circumstances.

2009 Management Services Agreement.  We entered into a Management Services Agreement with William Kirby, D.O., Inc. dated December 20, 2005, as amended, under which we provided services to Dr. Kirby similar to the services provided under our existing management services agreement.  Following are certain of the material terms of this agreement. This agreement has been terminated and is no longer in effect.

●
Term:  A one year initial term commencing on December 20, 2005 and ending on the earlier of: (i) October 15, 2009 and (ii) the date of termination of a Selling Agreement dated August 26, 2009 between the Company and Dawson James Securities, Inc. Immediately following the expiration of the agreement, the parties entered into a verbal agreement pursuant to which each agreed to continue to perform its respective obligations thereunder until such time as either party terminated the agreement or the parties entered into a new agreement.

●	Renewal Terms: Automatic renewal terms of one year each unless either party terminates with ninety days advance notice.

●
Fee:  A management services fee payable to the Company as set forth below. The management fee was acknowledged by each party as being reflective of the fair market value of the services provided by the Company under the agreement.

Debt Issuance/Conversion.  In November 2007, the Company issued to Dr. Kirby a promissory note in the original principal amount of $20,000.  The note had an original maturity date of December 31, 2009 and carried an interest rate of 12% per annum payable at maturity.  In August 2010, the Company and Dr. Kirby agreed to convert $24,698 of principal and accrued interest outstanding under the note into 154,362 shares of common stock.

In September 2008, the Company issued to Dr. Kirby a promissory note in the original principal amount of $2,445.  The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity.  In August 2010, the Company and Dr. Kirby agreed to convert $2,911 of principal and accrued interest outstanding under the note into 18,195 shares of common stock.

In October 2008, the Company issued to Dr. Kirby a promissory note in the original principal amount of $3,906.  The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity.  In August 2010, the Company and Dr. Kirby agreed to convert $4,611 of principal and accrued interest outstanding under the note into 28,816 shares of common stock.

Other Agreements

John Keefe.  In September 2008, the Company issued to John Keefe, our Chief Executive Officer and a member of our board of directors, a promissory note in the original principal amount of $2,208.  The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity.  In August 2010, the Company and Mr. Keefe agreed to convert $2,629 of principal and accrued interest outstanding under the note into 16,431 shares of common stock.

In October 2008, the Company issued to Mr. Keefe a promissory note in the original principal amount of $3,223.  The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity.  In August 2010, the Company and Mr. Keefe agreed to convert $3,805 of principal and accrued interest outstanding under the note into 23,780 shares of common stock.

Mark Edwards.  In September 2008, the Company issued to Mark Edwards, our Chief Financial Officer, a promissory note in the original principal amount of $895.  The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity.  In August 2010, the Company and Mr. Edwards agreed to convert $1,066 of principal and accrued interest outstanding under the note into 6,660 shares of common stock.

In October 2008, the Company issued to Mr. Edwards a promissory note in the original principal amount of $1,432.  The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity.  In August 2010, the Company and Mr. Edwards agreed to convert $1,690 of principal and accrued interest outstanding under the note into 10,565 shares of common stock.

Ian Kirby.  In September 2008, the Company issued to Ian Kirby, our Chief Marketing Officer, a promissory note in the original principal amount of $1,063.  The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity.  In August 2010, the Company and Mr. Kirby agreed to convert $1,265 of principal and accrued interest outstanding under the note into 7,911 shares of common stock.

In October 2008, the Company issued to Mr. Kirby a promissory note in the original principal amount of $1,699.  The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity.  In August 2010, the Company and Mr. Kirby agreed to convert $2,005 of principal and accrued interest outstanding under the note into 12,533 shares of common stock.

Eugene Bauer.  In December 2010, the Company issued 474,672 shares of common stock to Eugene Bauer, a member of our board of directors, in a private placement for a purchase price of $25,000.

Gene Burleson.  In December 2010, the Company issued 3,797,373 shares of common stock to Gene Burleson, a member of our board of directors, in a private placement for a purchase price of $200,000.

Joel Kanter.  In December 2010, the Company issued 475,000 shares of common stock to Joel Kanter, a member of our board of directors, in a private placement for a purchase price of $25,017.

Chicago Investments, Inc. In December 2010, the Company issued 2,850,000 shares of common stock to Chicago Investments, Inc. in a private placement for a purchase price of $150,104.  In connection with the private placement, in January 2011, the Company entered into a Purchase Option with Chicago Investments, Inc., a copy of which is filed with this registration statement as Exhibit 10.9, pursuant to which Chicago Investments has the right to acquire up to 9,493,430 shares of common stock at an exercise price of $.052668 per share on or before August 10, 2011.  Josh Kanter is President of Chicago Investments, Inc. and the brother of Joel Kanter, a member of our board of directors.

Kanter Family Foundation.  In December 2010, the Company issued 1,900,000 shares of common stock to the Kanter Family Foundation in a private placement for a purchase price of $100,069.  Joel Kanter, a member of our board of directors, is President of the Kanter Family Foundation.

Director Independence

Our board of directors has determined that Messrs. Eugene Bauer, Gene Burleson and Joel Kanter are “independent” as that term is defined under the rules and regulations of the Nasdaq Stock Market.

Item 8.  Legal Proceedings

We are not a party to any material pending legal proceedings. We may, however, become involved in litigation from time to time relating to claims arising in the ordinary course of our business. We do not believe that the ultimate resolution of such claims would have a material effect on our business, results of operations, financial condition or cash flows.  However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material effect on our business, results of operations, financial condition, cash flows and prospects.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is no established public trading market for our common stock.

As of the date of this registration statement, (i) Chicago Investments, Inc. has the right to acquire up to 9,493,430 shares of common stock pursuant to a Purchase Option, and (ii) warrants to purchase 610,003 shares of our common stock are outstanding.  In addition, our board of directors has authorized the issuance of warrants to purchase an additional 8,244,044 shares of common stock to advisors and placement agents in connection with our past and future fund raising efforts.

We have not paid any cash dividends on our common stock and do not plan to pay any cash dividends in the foreseeable future. Our board of directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements and general business conditions. We currently do not have any equity compensation plans.

As of February 13, 2011, we had approximately 159 shareholders of record of our common stock.

Item 10.  Recent Sales of Unregistered Securities.

The following summarizes all sales of our unregistered securities during the fiscal years ending December 31, 2008, December 31, 2009 and December 31, 2010, including a description of the sale of certain of our securities in the fiscal year ending December 31, 2007 that were converted and/or cancelled in the 2010 Restructuring (as described below). The securities in each one of the below-referenced transactions were (i) issued without registration and (ii) were subject to restrictions under the Securities Act and the securities laws of certain states, in reliance on the private offering exemptions contained in Sections 4(2), 4(6) and/or 3(b) of the Securities Act and on Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws as a transaction not involving a public offering. Unless stated otherwise, no placement or underwriting fees were paid in connection with these transactions. Proceeds from the sales of these securities were used for general working capital purposes, including the repayment of indebtedness. The securities are deemed restricted securities for purposes of the Securities Act.

Company Financings

Q3 2007 Convertible Bridge Financing

Q3 2007 Convertible Bridge Note.  In July 2007, DRTATTOFF, LLC issued a convertible promissory note in the principal amount of $150,000 to an investor in a bridge financing.  The note, as amended, had a maturity date of October 31, 2008, and carried an interest rate of 10% per annum payable at maturity.  Following the 2008 merger between DRTATTOFF, LLC and Lifesciences Opportunities Incorporated (predecessor-in-interest to the Company), the note was convertible into shares of common stock at a price of $.33 per share, subject to adjustment.  Prior to the 2010 Restructuring, $25,000 of principal amount was outstanding on the note.

In connection with the 2010 Restructuring, $25,000 of principal and $20,795 of accrued interest outstanding under the note was converted into 390,312 shares of common stock with the consent of the holder of the note.

Q3 2007 Bridge Investor Warrants.  In connection with the financing, the investor received five-year warrants exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 82,483 shares of common stock at a price of $1.25 per share, subject to adjustment.

In connection with the 2010 Restructuring, all 82,483 warrants were cancelled with the consent of the holder of the warrants.

Q3 2007 Bridge Selling Agent Warrants.  As compensation for its services as selling agent in the financing, Dawson James Securities, Inc. received five-year warrants exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 15,000 shares of common stock at a price of $1.25 per share, subject to adjustment.

In connection with the 2010 Restructuring, all 15,000 warrants were cancelled with the consent of Dawson James.

Q4 2007 Bridge Financing

Q4 2007 Bridge Notes.  In November 2007, DRTATTOFF, LLC issued promissory notes in the aggregate principal amount of $64,000 to management and investors.  The notes, as amended, had a maturity date of December 31, 2009 and carried an interest rate of 12% per annum payable at maturity.  The notes were assumed by the Company in the Tattoff-Lifesciences merger.  No selling agent received a commission in connection with the financing.

In connection with the 2010 Restructuring, $64,000 of principal and $15,023 of accrued interest outstanding under the notes was converted into 493,892 shares of common stock with the consent of the holders of the notes.

Q1 2008 Convertible Note Offering

Q1 2008 Convertible Notes.  Between December 2007 and February 2008, DRTATTOFF, LLC issued convertible promissory notes in the aggregate principal amount of $349,975 to investors in a private placement.  The notes had a maturity date of December 31, 2009, and carried an interest rate of 10% per annum payable at maturity.  Following the Tattoff-Lifesciences merger, the notes were convertible into shares of common stock at a price equal to the lesser of (i) $1.00 or (ii) 80% of the initial purchase price in a subsequent initial public offering of common stock, subject to adjustment. Prior to the 2010 Restructuring, $224,975 of principal amount was outstanding on the notes.

In connection with the 2010 Restructuring, $224,975 of principal and $50,292 of accrued interest outstanding under the notes was converted into 2,346,104 shares of common stock with the consent of the holders of the notes.

Q1 2008 Investor Warrants.  In connection with the financing, the investors received five-year warrants  exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 306,175 shares of common stock at a price of $1.00 per share, subject to adjustment.

In connection with the 2010 Restructuring, 227,455 of the 306,175 warrants were cancelled with the consent of the holders of the warrants.

Q1 2008 Selling Agent Warrants.  As compensation for its services as selling agent in the financing, Dawson James received five-year warrants exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 34,998 shares of common stock at a price of $1.00 per share, subject to adjustment.

In connection with the 2010 Restructuring, all 34,998 warrants were cancelled with the consent of Dawson James.

CFO Warrants

In connection with the Tattoff-Lifesciences merger, Howard Sampson, the former interim Chief Financial Officer of DRTATTOFF, LLC, received five-year warrants exercisable for an aggregate of 50,000 shares of common stock at a price of $0.80 per share, subject to adjustment.

Q2 2008 Convertible Debenture Offering

Q2 2008 Units.  In April 2008, the Company issued 855 units, with each unit consisting of (i) a $1,000 convertible debenture and (ii) 1,000 shares of common stock, to investors in a private placement for aggregate gross proceeds of $855,000. The debentures, as amended, had a maturity date of the earlier of (a) the completion of a subsequent public offering of common stock resulting in gross proceeds to the Company of at least $5,000,000, and (b) December 31, 2009, and carried an interest rate of 12% per annum payable at maturity.  50% of the principal amount of the debentures was payable in cash at maturity and the remaining 50% was subject to mandatory conversion into shares of common stock at a conversion rate equal to (x) 50% of the purchase price of a share of common stock in the Company’s subsequent initial public offering of common stock, or (y) if no such initial public offering had occurred by maturity, $.50 per share.

In connection with the 2010 Restructuring, $855,000 of principal and $211,369 of accrued interest outstanding under the debentures was converted into 6,300,100 shares of common stock with the consent of the holders of the debentures.

Q2 2008 Selling Agent Warrants.  As compensation for its services as selling agent in the financing, Dawson James received five-year warrants exercisable for an aggregate of 85,500 shares of common stock at an exercise price of $1.00 per share.

In connection with the 2010 Restructuring, all 85,500 warrants were cancelled with the consent of Dawson James.

Q2 2008 Convertible Bridge Financing

Q2 2008 Convertible Bridge Note.  On June 27, 2008, the Company issued a convertible promissory note in the principal amount of $50,000 to an investor in a bridge financing.  The note had a maturity date of the earlier of (a) the completion of a subsequent public offering of common stock resulting in gross proceeds to the Company of at least $5,000,000, and (b) December 31, 2009, and carried an interest rate of 12% per annum payable at maturity.  The note was convertible into shares of common stock at a price equal to the lesser of (i) $1.00 or (ii) 80% of the initial purchase price in a subsequent initial public offering of common stock, subject to adjustment.  In connection with the financing, the investor also received 50,000 shares of common stock.

In connection with the 2010 Restructuring, $50,000 of principal and $11,032 of accrued interest outstanding under the note was converted into 520,184 shares of common stock with the consent of the holder of the note.

Q4 2008 Convertible Debenture Offering

Q4 2008 Units.  From July through December 2008, the Company issued 503.4 units, with each unit consisting of (i) a $1,000 convertible debenture and (ii) 1,000 shares of common stock, to investors in a private placement for aggregate gross proceeds of $503,400. The debentures, as amended, had a maturity date of the earlier of (a) the completion of a subsequent public offering of common stock resulting in gross proceeds to the Company of at least $5,000,000, and (b) December 31, 2009, and carried an interest rate of 12% per annum payable at a maturity.  50% of the principal amount of the debentures was payable in cash at maturity and the remaining 50% was subject to mandatory conversion (x) into public units at a conversion rate equal to 50% of the purchase price of a unit in the Company’s subsequent initial public offering of units consisting of one share of common stock, one Class A Warrant and one Class B Warrant, or (y) if no such initial public offering had occurred by maturity, $.50 per unit.

In connection with the 2010 Restructuring, $503,400 of principal and $102,610 of accrued interest outstanding under the debentures was converted into 3,523,197 shares of common stock with the consent of the holders of the debentures.

Q4 2008 Selling Agent Warrants.  As compensation for its services as selling agent in the financing, Dawson James received five-year warrants exercisable for an aggregate of 50,340 shares of common stock at an exercise price of $1.00 per share.

In connection with the 2010 Restructuring, all 50,340 warrants were cancelled with the consent of Dawson James.

Q4 2008 Bridge Financing

Q4 2008 Bridge Note.  In September and October of 2008, the Company issued promissory notes in the aggregate principal amount of $43,402 to insiders.  The notes, as amended, had a maturity date of December 31, 2009 and carried an interest rate of 12% per annum payable at maturity.

In connection with the 2010 Restructuring, $43,402 of principal and $8,049 of accrued interest outstanding under the notes was converted into 321,571 shares of common stock with the consent of the holders of the notes.

Q4 2009 Common Stock Offering

Q4 2009 Common Stock Offering.  In December of 2009, the Company sold 1,501,607 shares of common stock to investors in a private placement for aggregate gross proceeds of $500,535.

Q4 2009 Investor Warrants.  In connection with the financing, the investors received seven-year warrants exercisable for an aggregate of 525,563 shares of common stock at a price of $.75 per share, subject to adjustment.

In connection with the 2010 Restructuring, all 525,563 warrants were cancelled with the consent of the holders of the warrants.

Unpaid Salary

From November 2007 to May 2009, current and former executives of the Company agreed to defer salary to assist the Company with meeting its near-term obligations.  The total amount of salary outstanding as of July 31, 2010 was $366,314.  No interest accrued on the salary.

In connection with the 2010 Restructuring, $366,314 of salary was converted into 2,097,908 shares of common stock.

Kirby Advances

In connection with the Company’s provision of management services to William Kirby, D.O., Inc. and Dr. William Kirby from November, 2007 to April, 2010, William Kirby, D.O., Inc. and Dr. Kirby advanced fees for services not yet due to the Company in an aggregate amount of $278,515.

In connection with the 2010 Restructuring, $278,515 of accrued advances was converted into 1,595,076 shares of common stock.

2010 Common Stock Offering

2010 Common Stock Offering.  On December 31, 2010, the Company closed on the final round of its private placement of common stock conducted pursuant to Confidential Offering Documents dated April 30, 2010, as amended.  Pursuant to the offering documents, the Company offered a minimum of $1,250,000 and up to $2,000,000, with a $1,000,000 over-allotment option, of shares of its common stock at a price of $.052668 per share.  In connection with the financing, the Company issued 54.475 million shares of common stock for aggregate gross proceeds of approximately $2.87 million.  The Company will use the net proceeds from the financing to settle past accounts, to finance its plans for expansion and for working capital and general corporate purposes.

Lead Investor Purchase Option.  In connection with the financing, Chicago Investments, Inc., as lead investor, received an option to purchase up to an additional 9,493,430 shares of common stock at a price of $.052668 per share.  A copy of the Purchase Option is filed with this registration statement as Exhibit 10.9.

2010 Selling Agent Shares. As compensation for its services as selling agent in the financing, Dawson James received a cash commission of 10% of the aggregate gross proceeds of the shares of common stock sold by the Company as a result of the Dawson James’ efforts, or $141,390.

2010 Restructuring

Pursuant to the Confidential Offering Documents for the Company’s 2010 common stock offering, it was a condition precedent to the investors’ purchase of the common stock that the Company convert certain of its outstanding indebtedness and cancel certain of its outstanding warrants.  Following is a description of the then-outstanding indebtedness and warrants cancelled and converted, respectively, in connection with the Company’s restructuring efforts as required by the Confidential Offering Documents.

			Outstanding
	Outstanding		Post-		Shares of
	Pre-Restructuring		Restructuring		Common Stock
	Debt		Debt		Issued Upon Debt
Instruments/Payables	Amount	Warrants	Amount	Warrants	Conversion
Q3 2007 Convertible Bridge Note	$45,795	-	$-	-	390,312
Q2 2007 Bridge Investor Warrants	-	82,483	-	-	-
Q3 2007 Bridge Selling Agent Warrants	-	15,000	-	-	-
Q4 2007 Bridge Notes	$79,023	-	-	-	493,892
Q1 2008 Convertible Notes	$275,267	-	-	-	2,346,104
Q1 2008 Investor Warrants	-	306,175	-	78,720	-
Q1 2008 Selling Agent Warrants	-	34,998	-	-	-
CFO Warrants	-	50,000	-	50,000	-
Q2 2008 Convertible Debentures	$1,066,369	-	-	-	6,300,100
Q2 2008 Selling Agent Warrants	-	85,500	-	-	-
Q2 2008 Convertible Bridge Note	$61,032	-	-	-	520,184
Q4 2008 Convertible Debentures	$606,010	-	-	-	3,523,197
Q4 2008 Selling Agent Warrants	-	50,340	-	-	-
Q4 2008 Bridge Notes	$51,451	-	-	-	321,571
Q4 2009 Investor Warrants	-	525,563	-	-	-
Accrued Deferred Salary	$366,314	-	-	-	2,097,908
Accrued Kirby Advances	$278,515	-	-	-	1,595,076

As of the date of this registration statement, 610,003 warrants to purchase shares of our common stock are outstanding. The outstanding, warrants that are not reflected in the table above were issued prior to 2007. See “Item 11. Description of Registrant’s Securities to be Registered-Warrants” for the descriptions of our outstanding warrants.

Item 11.  Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 180,000,000 shares of common stock, par value $.0001 per share, and 20,000,000 shares of preferred stock, no par value per share. As of February 13, 2011, there were 88,540,472 shares of common stock held by approximately 159 shareholders of record. There were no shares of preferred stock outstanding as of the same date.

Common Stock

Voting Rights. The holders of shares of our common stock are entitled to one vote per share on all matters. The common stock does not have cumulative voting rights, which means that holders of the shares of our common stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.

Dividends. Each share of our common stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefore when, as and if declared by our board of directors. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Liquidation. In the event we dissolve, liquidate or wind up, the holders of our common stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock, including such preferred stock we may designate and issue in the future with liquidation preferences greater than those of the common stock.

Other. The holders of shares of our common stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. As of the date of this registration statement, there has been no established public trading market for our common stock.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, no par value, in one or more series with such designations, voting power, preferences and relative, participating, option or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. As of February 13, 2011, no series of preferred stock of the Company are issued and outstanding.

Warrants

Q2 2007 Investor Warrants.  In connection with the issuance of a convertible promissory note in June 15, 2007, DRTATTOFF, LLC issued to Gregg Parker a five-year warrant exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 82,483 shares of our common stock at an exercise price of $1.25 per share, subject to adjustment based on customary antidilution protections.  The warrant is incorporated by reference into this registration statement as Exhibit 10.1.

Q3 2007 Placement Agent Warrants.  In connection with a private placement of its securities in September 2007, DRTATTOFF, LLC issued to Brookshire Securities, Inc., its placement agent in the private placement, five-year warrants exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 18,950 shares of our common stock at an exercise price of $1.25, subject to adjustment based on customary antidilution protections.  The warrant is incorporated by reference into this registration statement as Exhibit 10.2.

CFO Warrants.  In connection with the Tattoff-Lifesciences merger, in February 2008, we issued five-year warrants to purchase 50,000 shares of our common stock at an exercise price of $0.80 per share, subject to adjustment based on customary antidilution protections, to Howard Sampson, the former interim Chief Financial Officer of DRTATTOFF, LLC. The warrant is incorporated by reference into this registration statement as Exhibit 10.4.

Q1 2008 Investor Warrants.  In connection with the issuance of convertible promissory notes to investors in a private placement from December 2007 to February 2008, investors received five-year warrants exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 306,175 shares of common stock at a price of $1.00 per share, subject to adjustment based on customary antidilution protections.  As of the date of this registration statement, 78,720 of the warrants remain outstanding.  A form of the warrant is incorporated by reference into this registration statement as Exhibit 10.3.

Series A Holder Warrants.  In connection with the issuance of shares of our Series A Preferred Stock in the Tattoff-Lifesciences merger, we issued five-year warrants to investors to purchase an aggregate of 547,000 shares of our common stock at an exercise price equal to $1.00 per share, subject to adjustment based on customary antidilution protections. As of the date of this registration statement, 379,850 of the warrants remain outstanding.   A form of the warrant is incorporated by reference into this registration statement as Exhibit 10.3.

Option Agreement

Chicago Investments, Inc. In December 2010, the Company issued 2,850,000 shares of common stock to Chicago Investments, Inc. in a private placement for a purchase price of $150,103.80.  In connection with the private placement, in January 2011, the Company entered into a Purchase Option with Chicago Investments, Inc., pursuant to which Chicago Investments has the right to acquire up to 9,493,430 shares of common stock at an exercise price of $.052668 per share on or before August 10, 2011.  The agreement is filed with this registration statement as Exhibit 10.9.

Item 12.  Indemnification of Directors and Officers

Section 607.0850 of the Florida Business Corporation Act provides that any director or officer of a Florida corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position, so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was in the corporation’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such proceeding, such indemnification is mandatory.

Pursuant to our bylaws, the Company has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the Company), by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith.

In addition, under our bylaws, the Company has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of our board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this subsection in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.  To the extent that a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith.

Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if ultimately found not to be entitled to indemnification by the Company.  Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that our board of directors deems appropriate.

The indemnification and advancement of expenses provided above are not exclusive, and pursuant to our bylaws, the Company may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that such person’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe such person’s conduct was lawful or had no reasonable cause to believe such person’s conduct was unlawful; (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 under the Florida Business Corporation Act are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

We currently maintain directors’ and officers’ liability insurance covering our directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role. Such insurance is subject to the coverage amounts, exceptions, deductibles and other conditions set forth in the policy.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required under Florida law. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13.  Financial Statements and Supplementary Data

The Company’s financial statements, notes thereto and the related independent registered accounting firm’s report are set forth immediately following the signature page to this registration statement beginning at page F-1 and are incorporated herein by reference.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

               There have been no changes in or disagreements with accountants reportable pursuant to this item.

Item 15.  Financial Statements and Exhibits

(a) Financial Statements:

See “Index to Financial Statements” set forth on page F-1.

(b) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated September 7, 2007 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2007).

2.2
Amendment Number 1 to the Agreement and Plan of Merger, dated October 5, 2007 (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

2.3
Amendment Number 2 to the Agreement and Plan of Merger, dated February 1, 2008 (incorporated by reference to Exhibit 2.3 to the Company’s Quarterly Report on Form 10-QSB filed with the SEC on February 8, 2008).

2.4
Articles of Merger as filed with the Secretary of State of the State of Florida (incorporated by reference to Exhibit 2.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

2.5
Certificate of Merger as filed with the Secretary of State of the State of California (incorporated by reference to Exhibit 2.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

3.2	By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

3.3
Articles of Amendment to the Articles of Incorporation designating Series A Preferred Stock filed with the Secretary of State of the State of Florida on February 7, 2008 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

3.4
Articles of Amendment to the Articles of Incorporation changing the Company’s name filed with the Secretary of State of the State of Florida on May 19, 2008 (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 18, 2008).

3.5	Articles of Amendment to the Articles of Incorporation increasing the Company’s authorized capital stock filed with the Secretary of State of the State of Florida on February 9, 2011.*

10.1
Warrant issued by DRTATTOFF, LLC in favor of Gregg Parker dated June 18, 2007 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

10.2
Placement Agent Warrant issued by DRTATTOFF, LLC in favor of Brookshire Securities Corporation dated October 5, 2007 (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

10.3
Form of Common Stock Purchase Warrant issued by the Company in connection with the issuance of (i) shares of Series A Preferred Stock and (ii)  convertible promissory notes to investors in a private placement from December 2007 to February 2008 (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

10.4
Common Stock Purchase Warrant issued by the Company in favor of Howard Sampson, dated February 11, 2008 (incorporated by reference to Exhibit 10.30 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 18, 2008).

10.5
Form of Registration Rights Agreement between Lifesciences Opportunities Incorporated and holders of shares of Series A Preferred Stock (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

10.6	Amended and Restated Management Services Agreement between Dr. Tattoff, Inc. and William Kirby, D.O., Inc., effective as of January 1, 2010.*

10.7	Medical Director Agreement among Dr. Tattoff, Inc., William Kirby, D.O., Inc. and William Kirby, D.O., effective as of January 1, 2010.*

10.8	Selling Agreement between Dr. Tattoff, Inc. and Dawson James Securities, Inc., dated July 14, 2010.*

10.9	Purchase Option issued by Dr. Tattoff, Inc. in favor of Chicago Investments, Inc., dated January 21, 2011.*

21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

  *  Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dr. Tattoff, Inc.

February 14, 2011	By:	/s/ John P. Keefe
John P. Keefe, Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dr. Tattoff, Inc.

We have audited the accompanying balance sheets of Dr. Tattoff, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, shareholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dr. Tattoff, Inc. as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit of approximately $5,700,000 at December 31, 2009 and a history of recurring losses and negative cash flows from operations. The Company’s ability to continue operations is predicated on its ability to raise additional capital and, ultimately, to achieve profitability. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

February 14, 2011
Newport Beach, California

DR. TATTOFF, INC. BALANCE SHEETS December 31, 2009 and 2008

	2009	2008

ASSETS

CURRENT ASSETS
Cash	$280,862	$30,685
Prepaid expenses and other current assets	11,049	21,387
Total current assets	291,911	52,072

PROPERTY AND EQUIPMENT , net	255,166	373,174
OTHER ASSETS	3,526	20,432

Total assets	$550,603	$445,678

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$930,332	$937,344
Accrued expenses and other liabilities	794,845	492,472
Accrued compensation	435,918	337,148
Accrued interest	351,779	145,542
Notes payable, net	1,658,375	1,574,847
Related party loans and notes payable	107,402	136,678
Capital lease obligations, current	38,856	34,753
Total current liabilities	4,317,507	3,658,784

LONG-TERM LIABILITIES
Capital lease obligations	246,950	284,132
Total liabilities	4,564,457	3,942,916

Commitments and Contingencies (Notes 8 and 10)

SHAREHOLDERS’ DEFICIT
Series A convertible preferred stock, $100 stated value, 100,000 shares authorized, none and 10,940 shares issued and outstanding at December 31, 2009 and 2008, respectively; liquidation value of $100 per share ($1,094,000 as of December 31, 2008)	–	1,094,000
Common stock, $.0001 par value, 80,000,000 shares authorized, 14,463,411 and 9,861,537 shares issued and outstanding at December 31, 2009 and 2008, respectively	1,482	1,022
Additional paid in capital	1,636,205	127,874
Accumulated deficit	(5,651,541)	(4,720,134)
Total shareholders’ deficit	(4,013,854)	(3,497,238)

Total liabilities and shareholders’ deficit	$550,603	$445,678

F-3	The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC. STATEMENTS OF OPERATIONS For the Years Ended December 31, 2009 and 2008

	2009	2008

REVENUES	$1,656,141	$1,287,397

OPERATING COSTS AND EXPENSES
Management service expenses	830,999	912,668
General and administrative expenses	1,216,528	2,167,363
Marketing and advertising	156,732	136,518
Depreciation and amortization	128,460	97,882

OPERATING LOSS	676,578	2,027,034

INTEREST EXPENSE	344,573	457,835
OTHER EXPENSE (INCOME)	27,200	(43,821)

LOSS BEFORE INCOME TAXES	(1,048,351)	(2,441,048)

INCOME TAXES	–	–

NET LOSS	$(1,048,351)	$(2,441,048)

Net loss applicable to common shareholders consists of the following:
Net loss per above	$(1,048,351)	$(2,441,048)
Deemed dividend and cumulative dividends on preferred stock	(25,600)	(132,725)
Net loss applicable to common shareholders	$(1,073,951)	$(2,573,773)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(.09)	$(.25)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	12,272,856	10,294,894

F-4	The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC. STATEMENTS OF SHAREHOLDERS’ DEFICIT For the Years Ended December 31, 2009 and 2008

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Stated Value	Shares	Par Value	Capital	Deficit	Deficit

BALANCE – December 31, 2007	-	$-	-	$-	$1,938,296	$(3,033,805)	$(1,095,509)

Effect of reverse merger	10,940	1,094,000	10,469,761	1,084	(1,946,080)	851,830	834
Estimated fair value of warrants issued					37,649		37,649
Estimated fair value of preferred stock warrant liability and conversion feature					(44,400)		(44,400)
Debt discount on notes payable					98,056		98,056

Common stock issued in exchange for notes payable			38,376	4	7,267		7,271
Common stock issued in connection with sale of debentures			208,400	20			20
Amortization of preferred stock discount					37,000		37,000
Common stock canceled for no consideration			(855,000)	(86)	86
Dividend on Series A Preferred Stock						(97,111)	(97,111)
Net loss						(2,441,048)	(2,441,048)

BALANCE – December 31, 2008	10,940	1,094,000	9,861,537	1,022	127,874	(4,720,134)	(3,497,238)

Reclassification of equity instruments					(8,870)	116,944	108,074
Conversion of preferred stock into common stock	(10,940)	(1,094,000)	3,100,267	310	1,093,690
Issuance of common stock for cash			1,501,607	150	423,511		423,661
Net loss						(1,048,351)	(1,048,351)

BALANCE – December 31, 2009	-	$-	14,463,411	$1,482	$1,636,205	$(5,651,541)	$(4,013,854)

F-5	The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC. STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2009 and 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,048,351)	$(2,441,048)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	128,460	97,882
Amortization of debt discount to interest expense	54,252	122,182
Change in fair value of warrant liabilities	33,900	17,200
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	10,338	(1,280)
Other assets	16,906	2,475
Accounts payable	(7,012)	438,522
Accrued expenses, other liabilities, and accrued compensation	598,026	611,409
Net cash used in operating activities	(129,953)	(1,152,658)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(10,452)	(123,361)
Cash acquired in reverse merger	–	12,020
Net cash used in investing activities	(10,452)	(111,341)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	–	(8,917)
Principal payments on capital lease obligations	(33,079)	(267,215)
Deferred financing costs	–	(170,898)
Proceeds from issuance of notes payable	30,815	2,061,765
Principal payments on notes payable	(30,815)	(405,679)
Proceeds from related party loans and notes payable	–	85,628
Proceeds from issuance of common stock	423,661	–
Net cash provided by financing activities	390,582	1,294,684

NET INCREASE IN CASH	250,177	30,685

CASH – beginning of year	30,685	–

CASH – end of year	$280,862	$30,685

SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid during the year for:
Interest	$1,065	$21,847

(continued)

F-6	The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC. STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2009 and 2008

	2009	2008

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Acquisition of fixed assets by assuming liabilities	$–	$112,415
Fair value of warrants issued to broker dealer	$–	$15,067
Common stock issued upon merger with Lifesciences	$–	$252
Net liabilities assumed in Lifesciences merger	$–	$68,197

F-7	The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

1.      ORGANIZATION AND NATURE OF OPERATIONS

Organization

Dr. Tattoff, Inc. (the “Company”), a Florida corporation formed in 2004, provides marketing and practice management services to licensed physicians who primarily perform laser tattoo removal services. The Company currently operates under a management services agreement with a contracting physician at three Southern California locations whereby the Company provides management, administrative, marketing and support services, insurance, and equipment at the clinical site. The contracting physician’s medical personnel provide laser tattoo removal services.

Reverse Merger

In February 2008, the Company, which operated as a limited liability company, completed a reverse merger with Lifesciences Opportunities Incorporated (“Lifesciences”), a “public shell” company, and became a Securities and Exchange Commission (“SEC”) registrant (the “Merger”). The Company filed Forms 10-Q for the quarters ended March 31, 2008 and June 30, 2008, but failed to file any Forms 10-Q or 10-K subsequently. On March 16, 2010 the Company filed a Form 15 with the SEC to terminate its registration under section 12(g) of the Exchange Act. The Company is in the process of filing a Form 10 registration statement with the SEC.

Lifesciences was incorporated under the laws of the State of Florida on January 12, 2004, to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Prior to the Merger, Lifesciences had no operations other than issuing shares of its common stock to its original shareholders and conducting a private offering of shares of its common stock in January and February 2008.

As a result of  the Merger, Lifesciences issued 7,946,067 shares of its Common Stock and 10,940 shares of its Series A Preferred Stock to the members of DRTATTOFF, LLC (“Tattoff, LLC”), representing 76% of the outstanding Common Stock and 100% of the outstanding Series A Preferred Stock on a post-Merger basis. On May 19, 2008, Lifesciences filed Articles of Amendment to its Articles of Incorporation changing its legal corporate name from Lifesciences Opportunities Incorporated to Dr. Tattoff, Inc. Tattoff, LLC was dissolved and merged into Lifesciences.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

1.      ORGANIZATION AND NATURE OF OPERATIONS (continued)

Going Concern and Liquidity

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2009, the Company has accumulated losses of $5,651,541, and has not yet produced operating income or positive cash flow from operations. The Company’s ability to continue as a going concern is predicated on its ability to raise additional capital, increase sales and margins, and ultimately achieve sustained profitable operations. The uncertainty related to these conditions raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. In March 2010, the Board of Directors of the Company approved an informal plan of reorganization (the “Plan”). The purpose of the Plan was to allow the Company to reorganize its affairs in connection with a financing proposal, which is intended to provide the necessary capital to add additional operating clinics and meet the Company’s immediate working capital needs. The Plan included a restructuring of the Company’s common stock ownership, the conversion of its indebtedness to management, shareholders and other insiders to common stock, and a cancellation and/or conversion of its indebtedness to third parties including vendors, attorneys, and note holders. The Company completed the Plan in August 2010 (See Note 13 for more information).

In connection with the informal reorganization plan described in Note 13, the Company received approximately $2.8 million (unaudited) of net cash proceeds from the sale of its common stock during the August-December 2010 period. Management intends to use these funds to improve the Company’s business prospects in order to overcome the adverse financial conditions referenced in the preceding paragraph. However, there is no assurance that management will be able to do so.

2.      BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reverse Merger Accounting

Since former Company security holders owned, after the Merger, approximately 76% of the post-merger entity’s common stock, and as a result of certain other factors, including that all members of the executive management of the combined company are from the Company, the Company is deemed to be the accounting acquirer for financial accounting reporting purposes and the transaction was accounted for as a public shell reverse merger and a recapitalization of the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These financial statements reflect the historical results of the Company prior to the Merger and of the combined company following the Merger, and do not include the historical financial results of Lifesciences prior to the completion of the Merger. The pre-merger membership units and the corresponding capital amounts of Tattoff, LLC have been retroactively restated as capital stock shares reflecting the exchange ratio in the Merger.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with original maturity of three months or less to be cash equivalents. As of the balance sheet dates, the Company had no cash equivalents.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company’s financial instruments include cash, capital lease obligations, notes payable, and related party loans and notes payable. Management believes that the fair value of these financial instruments approximates their carrying amounts at December 31, 2009 and 2008 based on current market indicators, such as prevailing interest rates and the short-term maturities of such financial instruments.

The fair value of other financial instruments, which consist primarily of the Company’s derivative liabilities, were estimated utilizing a Black-Scholes option-pricing model as further described in Notes 5 and 9.

Management believes it is not practical to estimate the fair value of related party loans and notes payable because the transactions cannot be assumed to have been consummated at arm’s length, there are no quoted market values available for such instruments, and an independent valuation would not be practicable due to the lack of data regarding similar instruments (if any) and the associated cost.

Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of the impairment review, assets are reviewed on an asset-by-asset basis. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of each asset to future net cash flows expected to be generated by such asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceeds the fair value of the assets. At December 31, 2009 and 2008, there were no impairments.

Business Segments

The Company currently operates in one segment consisting of management of laser-based tattoo and hair removal, and laser-based skin care services clinics. The Company’s operations are based in Southern California.

Significant Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2010-6, Improving Disclosures About Fair Value Measurements, (ASU 2010-6). The ASU amends Codification Topic 820, Fair Value Measurements and Disclosures to add new disclosure requirements for transfers into and out of Levels 1 and 2 fair value measurements, as well as separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 fair value measurements. ASU 2010-6 also clarifies existing fair value disclosures regarding the level of disaggregation and inputs and valuation techniques used to measure fair value. ASU 2010-6 is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. ASU 2010-6 only adds new disclosure requirements and as a result, the Company does not expect its adoption to have an impact on its future financial statements.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant Recent Accounting Pronouncements (continued)

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is recorded using the straight-line method over the estimated useful lives. The Company uses the following estimated useful lives for computing depreciation expense: furniture and fixtures, 5-7 years; medical equipment, 7 years; other equipment, 3 to 5 years. Amortization of leasehold improvements is recorded using the straight-line method based on the lesser of the useful life of the improvement or the lease term, which is typically five years or less. The Company expenses repair and maintenance costs as incurred. Assets recorded under capitalized leases are amortized to expense over the life of the leased asset or the lease term, whichever is less.

Debt and Other Financial Instruments

Debt Instruments Issued with Warrants

The Company determines the relative fair values of the debt and warrants, and allocates the proceeds pro-rata based on these relative fair values. The allocation of proceeds to the warrants results in the debt instrument being recorded at a discount from the face amount of the debt and the value allocated to the warrant is recorded to additional paid-in-capital.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Debt and Other Financial Instruments (continued)

Convertible Debt and Preferred Stock Instruments

The Company reviews the terms of convertible instruments it issues to determine whether there are embedded derivative instruments, including the embedded conversion option that may be required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where the convertible instrument contains more than one embedded derivative instrument, including the conversion option that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as separate liabilities, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the convertible instruments themselves, resulting in those instruments being recorded at a discount from their face value.

Debt Discounts

The discount from the face value of debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income, using the effective interest method.

Preferred Stock Discounts

The discount from the face value amount of the preferred stock is recorded to retained earnings as a deemed dividend either over the period through redemption, if stated, or to the earliest conversion date if there is no stated redemption date.

Derivative Financial Instruments

Derivative instruments are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as charges or credits to income. Derivative liabilities totaled $33,900 and $27,200 at December 31, 2009 and 2008, respectively, and are contained in accrued expenses and other liabilities in the accompanying financial statements (See Note 3).

Revenue Recognition

The Company’s revenues are derived from management services provided to a contracting physician. The Company provides nonmedical services and facilities based on contractual prices established in advance that extend continuously over a set time for a fixed percentage of the contracting physician’s gross revenues (as defined in the Management Services Agreement - See Note 8) with no upfront fees paid by the contracting physician. Under the management service agreement with the contracting physician, there is no right to refund or rejection of services. The Company recognizes revenue when the following criteria of revenue recognition are met: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. Management services fees are paid by the contracting physician to the Company on a bi-weekly basis as earned, which is when the Company has substantially performed management services pursuant to the terms of the management services agreement.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising Costs

Advertising costs are expensed as incurred. For the years ended December 31, 2009 and 2008, advertising expense was $113,589 and $335,015, respectively.

Registration Rights Penalties

The Company follows ASC 450 concerning loss contingencies and stock registration rights, and had obligations to provide “piggy back” registration rights under several of its debt and equity instruments. Any such obligations were relieved in August 2010 under the restructuring program (See Note 13).

Income Taxes

The Company provides for deferred income taxes to reflect the tax consequences in future years for the differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets to amounts that are more likely than not to be realized.

The Company has incurred tax net operating losses since inception and, accordingly, has a deferred tax asset related to such tax net operating loss carryforwards. The Company has provided a 100% valuation allowance on such deferred tax asset at December 31, 2009 and 2008 (See Note 11).

The Company accounts for uncertainty in income taxes in accordance with ASC 740-10, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In also provides guidance on the measurement, derecognition, classification and disclosure of tax positions, as well as the accounting for related interest and penalties.

The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company has recognized no tax related interest or penalties since the adoption of ASC 740-10.

Variable Interest Entities

Generally accepted accounting principles require a reporting enterprise to consolidate variable interest entities in which it has a controlling financial interest. This principle is based on a control concept that the primary beneficiary of a variable interest entity is described as a combination of power over the entity and exposure to losses or benefits of the entity.

The Company has a management services agreement (see Note 8) with William Kirby D.O., Inc. (“Kirby, Inc.”) and management believes the Company is not the primary beneficiary. The Company has no ownership in Kirby, Inc. or otherwise control Kirby, Inc. and does not have the obligation to absorb any of its losses, or the ability to reap any of its benefits.

Loss Per Common Share

Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts, such as stock warrants, were exercised or converted into common stock. Because the Company has incurred net losses, basic and diluted loss per common share are the same.

As more fully explained in the “Series A Preferred Stock” section of Note 9, a deemed dividend and cumulative dividends on the Company’s preferred stock have been added to the reported net loss in computing the net loss applicable to common stockholders for the purpose of determining the basic and diluted loss per common share. The equity instruments (including the Common Stock underlying both the Series A Preferred Stock and the convertible debt) excluded from the diluted loss per common share computations because their effect would be anti-dilutive included all of the warrants described in Note 9.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include those related to the realization of long-lived assets and those related to the valuation of equity instruments issued.

Concentrations

Financial instruments that subject the Company to credit risk consist primarily of cash maintained at financial institutions in the United States. These accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, such balances may be in excess of the amounts insured by the FDIC. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risks on cash.

Subsequent Events

Company management evaluated events and transactions after December 31, 2009 and before the date of the financial statements were issued, for potential recognition or disclosure in the financial statements. Management evaluated subsequent events through the date that these financial statements were issued. See Note 13 for more information on subsequent events.

3.      ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following as of December 31, 2009 and 2008:

	2009	2008

Due to William Kirby D.O., Inc.	$352,011	$45,644
Accrued preferred stock dividends	–	97,111
Accrued payroll and related expenses	87,184	54,952
Accrued payroll taxes	61,523	29,688
Warrant derivative liability	33,900	27,200
Other accrued liabilities	260,227	237,877

	$794,845	$492,472

4.      PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2009 and 2008:

	2009	2008

Equipment	$518,138	$509,991
Furniture and fixtures	43,346	43,346
Leasehold improvements	63,322	63,322
	624,806	616,659
Less: accumulated depreciation and amortization	(369,640)	(243,485)

Property and equipment, net	$255,166	$373,174

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

4.      PROPERTY AND EQUIPMENT (continued)

Assets under capital leases (gross) were $455,451 at both December 31, 2009 and 2008. Amortization expense recorded for the assets under capital leases amounted to $67,849 and $68,575 for the years ended December 31, 2009 and 2008, respectively.

5.      NOTES PAYABLE

Notes payable consist of the following at December 31, 2009 and 2008:

	2009	2008

Convertible promissory notes	$299,975	$299,975
Convertible debentures	1,358,400	1,358,400
	1,658,375	1,658,375
Unamortized debt discount	–	(83,528)

	$1,658,375	$1,574,847

Convertible Promissory Notes

June and July 2007 Convertible Promissory Notes

In June and July 2007, the Company issued two unsecured convertible promissory notes to two investors in the amount of $150,000 each. The June and July 2007 notes matured at the earlier of (i) 180 days following the date of issuance, or (ii) two days after the effective date of the Company’s Merger with Lifesciences (See Note 1) unless the note holder elects to convert his note. Each note bears interest at 10% per annum and is convertible into the Company’s common stock at a price of $1.25 per share.

As additional consideration for the investors purchasing the notes, the Company issued the note holders five-year warrants to purchase an aggregate of 164,966 shares of the Company’s Common Stock at an exercise price of $1.25 per share. The relative fair values of the warrants at the time of grant, determined by management to be $54,090, were recorded as a debt discount and amortized over the original term of the notes. Additionally, the Company issued 15,000 warrants to a licensed broker-dealer in connection with the July 2007 note. The warrants contain cashless exercise provisions which are settled in shares and provide for piggy-back registration rights. The fair value of the broker-dealer warrants at the time of grant, estimated by management to be $4,918, was recorded as deferred financing cost and amortized to interest expense over the original term of the note.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

5.      NOTES PAYABLE (continued)

Convertible Promissory Notes (continued)

June and July 2007 Convertible Promissory Notes (continued)

The June 2007 note matured on December 12, 2007, and the Company was in default on the note. On April 10, 2008, the note was repaid in full in the amount of $167,654, including interest. The July 2007 note matured in January 2008 and the Company defaulted. The Company made a $25,000 payment to the note holder on July 28, 2008 and two additional payments aggregating to $100,000 in August 2008.

On August 19, 2008, the Company entered into an extension agreement with the note holder pursuant to which the note holder waived any and all past defaults and agreed to extend the maturity date of the note until October 31, 2008. In addition, the Company agreed to pay certain portions of the remaining outstanding principal and accrued interest on specified dates prior to maturity. The Company was unable to repay the note as of the extended due date and defaulted as of October 31, 2008.

The balance of the July 2007 note, including accrued interest, was $42,459 and $39,960 as of December 31, 2009 and 2008, respectively.

The note, accrued interest and the investor warrants were exchanged for common stock in August 2010. See discussion at Note 13, Subsequent Events.

December 2007 through February 2008 Convertible Promissory Notes

In December 2007, the Company issued one secured convertible promissory note to an investor in the amount of $50,000. In January and February 2008, the Company issued secured convertible promissory notes to individual investors in varying amounts aggregating to $299,975. In connection with the sale of the convertible promissory notes, a director and former officer of the Company pledged 16.71% of his 38.19% interest in Pacific Holdings Syndicate, LLC, the Company’s majority shareholder, as collateral for the timely repayment of the obligations under the convertible promissory notes.

The convertible promissory notes issued from December 2007 through February 2008 matured at the earlier of (i) six months from the date of issuance, or (ii) five business days from the date of closing by the Company of equity financing of not less than $5.0 million unless the note holders elect to convert their notes prior to maturity. All of the convertible promissory notes bear interest at 10% per annum and are convertible into the Company’s Common Stock at a price of $1.00 per share. The December 2007 through February 2008, note holders were entitled to receive either (i) at the time of conversion of the note if converted before maturity, a warrant to purchase one-half of a share of Common Stock at an exercise price of $1.00 per share for each share of Common Stock issued upon conversion of the principal balance and accrued unpaid interest outstanding of the note, or (ii) at maturity, a warrant to purchase one (1) share of Common Stock at an exercise price of $1.00 per share, subject to adjustment, for each share of Common Stock issuable upon conversion of the principal balance and accrued unpaid interest outstanding at the maturity date.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

5.      NOTES PAYABLE (continued)

Convertible Promissory Notes (continued)

December 2007 through February 2008 Convertible Promissory Notes (continued)

The conversion feature had no intrinsic value assuming the most favorable conversion rate to the investor. As a result, no accounting impact was determined for the conversion feature at issuance.

In connection with the December 2007 through February 2008 transactions, the Company issued an additional 34,998 five-year warrants to a licensed broker-dealer, with an exercise price of $1.00 per share. The warrants contain cashless exercise provisions which are settled in shares and piggy-back registration rights. The fair value of the broker-dealer warrants at the time of grant, determined by management to be $7,700 was recorded as a deferred financing cost and was amortized to interest expense over the term of the notes. Accordingly, $7,700 was amortized for the warrants for the year ended December 31, 2008.

Management estimated the fair value of the warrants issued to the broker-dealer based upon the application of the Black-Scholes option pricing model using the following assumptions: value of common share of $.25, expected life of five years; risk free interest rate of 2.65%; volatility of 70% and expected dividend yield of zero.

In July 2008, note holders representing an aggregate principal amount of $174,975 agreed to extend the maturity date of their convertible notes until October 31, 2008. In exchange for the extension of the maturity date, the Company reduced the conversion price of each convertible note to the lesser of: (i) $1.00 in the event any portion of the convertible note is converted prior to the effective date of  a public offering, or (ii) eighty percent (80%) of the initial purchase price of the Common Stock in the Company’s public offering with gross proceeds of $5 million.

Also, in accordance with the original terms, the Company issued the promissory note holders warrants to purchase an aggregate of 174,975 shares of Common Stock at an exercise price of $1.00 per share. The warrant exercise price is subject to adjustment as set forth in the warrant agreement, including the requirement that if the Company at any time prior to the expiration of the warrant, subject to certain exceptions, issues any shares or securities convertible into shares of common stock to a person other than the warrant holder for a consideration per share less than the exercise price in effect at the time of such issuance, then the exercise price must be immediately reset to such lower price.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

5.      NOTES PAYABLE (continued)

Convertible Promissory Notes (continued)

December 2007 through February 2008 Convertible Promissory Notes (continued)

The first convertible note issued in December 2007 in the principal amount of $50,000 which matured in June 2008 was paid prior to its maturity. Accordingly, such investor did not receive any promissory note warrants.

The conversion feature modification resulted in a variable conversion price. Also, the issued warrants contain a price protection feature. In accordance with ASC 815-40, Contracts in an Entity’s Own Equity, the modified conversion feature and the warrants require liability treatment. The conversion feature was estimated to have an immaterial value and therefore no liability was recorded. The fair value of the warrants was determined to be $22,700 which was recorded as a liability and a charge to interest expense. The fair value of the warrant liability was remeasured at December 31, 2008 and determined to be $11,400, and remeasured again at December 31, 2009 and determined to be $20,300. The corresponding changes in the fair value of the warrant liability were recorded to income or expense.

Effective November 1, 2008, the maturity date of the December 2007 through February 2008 convertible promissory notes were extended for a second time to the earlier of completion of a public offering of at least $5.0 Million or December 31, 2009. No other terms of the notes were changed and no incentives were provided to the investors other than extension of the conversion feature. This extension resulted in no accounting impact as no assets were exchanged, and the conversion feature was estimated to have an immaterial value.

The Company was unable to repay the December 2007 through February 2008 convertible promissory notes as of the extended due date and defaulted as of December 31, 2009. The notes and accrued interest were exchanged for common stock in August 2010. See discussion at Note 13, Subsequent Events.

April 2008 Convertible Debentures

On April 25, 2008, the Company closed its private offering of 12% convertible debentures (“Debentures”) for aggregate gross proceeds of $855,000. In accordance with the terms of the private placement memorandum for the offering, the Company also issued the investors in the Debentures, an aggregate of 855,000 shares (“Additional Shares”) of its Common Stock.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

5.      NOTES PAYABLE (continued)

Convertible Promissory Notes (continued)

April 2008 Convertible Debentures (continued)

The maturity date of the Debentures was the earlier of: (i) the completion of a public offering (“Public Offering”) of the Company’s Common Stock resulting in gross proceeds of at least $5 million; or (ii) 180 days from April 25, 2008 (the “Debenture Maturity Date”). The Debentures accrue interest at the rate of 12% per annum, and any accrued and unpaid interest is payable in cash on the Debenture Maturity Date. Fifty percent (50%) of the unpaid principal amount of the Debentures, including any accrued and unpaid interest, were payable in cash on the Debenture Maturity Date. In addition, fifty percent (50%) of the outstanding and unpaid principal amount of the Debentures would mandatorily convert into Common Stock on the Debenture Maturity Date at a conversion rate equal to fifty percent (50%) of the purchase price of the Common Stock in the Public Offering. In the event the Company has not commenced a Public Offering by the Debenture Maturity Date, then the conversion price is $0.50 per share.

The relative fair value of the Additional Shares at the time of issuance, determined by management to be $124,231, was recorded as a debt discount and was amortized to interest expense over the term of the notes.

In addition, the Company entered into a registration rights agreement with each investor which provides that the Company is required to file a registration statement with the SEC registering the Additional Shares and the shares of Common Stock underlying the Debentures within forty-five (45) days of April 25, 2008 (the “Filing Date”). The agreement provides that if the registration statement has not been filed by the Filing Date or declared effective within ninety (90) days of the Filing Date, the Company is required to pay the investors a two percent (2%) penalty, payable in cash or Common Stock, at the option of the Company. The Filing Date was June 9, 2008 and the registration statement was filed on August 5, 2008. The penalty, estimated to be $17,000, has been accrued but has not been paid by the Company and was waived by the investors in connection with the common stock exchange in August 2010. See discussion at Note 13, Subsequent Events.

Pursuant to an Amended and Restated Selling Agreement (“Selling Agreement”) by and between the Company and a licensed broker-dealer, the Company paid cash commissions of $85,500 to the broker-dealer equal to 10% of the gross proceeds raised in the offering. At the closing, the Company issued the broker-dealer five-year warrants to purchase, at an exercise price of $1.00 per share, shares of Common Stock equal to 10% of the Additional Shares sold by the broker-dealer in the offering, or 85,500 shares of Common Stock (“Broker-Dealer Warrants”). The warrants contain cashless exercise provisions which are settled in shares and provide for piggy-back registration rights. The fair value of the broker-dealer warrants at the time of grant, estimated by management to be $5,267 was recorded as a deferred financing cost and was amortized to interest expense over the term of the notes.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

5.      NOTES PAYABLE (continued)

Convertible Promissory Notes (continued)

April 2008 Convertible Debentures (continued)

As a condition to the closing of the offering, the Company’s majority shareholder at the time, Pacific Holdings Syndicate, LLC, which is managed and majority owned by executive officers of the Company, returned an aggregate of 855,000 of its 6,712,500 shares of Common Stock to the Company for cancellation.

In October 2008, the maturity date of the April 2008 convertible debentures were extended to the earlier of completion of a public offering of at least $5.0 million or March 31, 2009. No other terms of the April 2008 convertible debentures were changed and no incentives were provided to the investors. The extension of the conversion feature did not result in an accounting impact since the conversion feature was contingent and nonoperative.

In April 2009, the maturity date of the April 2008 convertible debentures was extended for a second time to the earlier of completion of a public offering of at least $5.0 Million or December 31, 2009. No other terms of the April 2008 convertible debentures were changed and no incentives were provided to the investors other than the extension of the conversion feature. The extension of the conversion feature did not result in an accounting impact since the conversion feature was still contingent and nonoperative.

The principal balance and accrued interest due on the outstanding April 2008 convertible debentures was $1,032,638 and $930,038 as of December 31, 2009 and 2008, respectively.

The Company was unable to repay the April 2008 convertible debentures as of the extended due date and defaulted as of December 31, 2009. The convertible debentures and accrued interest were exchanged for common stock in August 2010. See discussion at Note 13, Subsequent Events.

June 2008 Convertible Promissory Note

On June 27, 2008, the Company issued a convertible promissory note in the principal amount of $50,000 to an investor, which accrued interest at a rate of 12% per annum on the aggregate unconverted and then outstanding principal amount, payable on the maturity date. The note matured the earlier of: (i) 180 days following the issue date, or (ii) five (5) business days from the date of closing by the Company of equity financing in the aggregate of not less than $5 million. The holder of the note could elect to convert any outstanding and unpaid principal portion of the convertible note, and any accrued and unpaid interest, into shares of Common Stock at a price per share which is the lesser of: (i) $1.00 or (ii) eighty percent (80%) of the initial purchase price of the Common Stock in the Public Offering, subject to standard anit-dilution adjustment in the event of a merger, or reclassification, subdivision or combination of the Company’s securities. In the event any portion of the note was converted prior to the commencement of the Public Offering, the conversion price is $1.00 per share. In addition, the note holder received an additional 50,000 shares of Common Stock at the time of the issuance of the note. These shares and the shares of Common Stock underlying the note both provide for “piggy-back” registration rights.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

5.      NOTES PAYABLE (continued)

Convertible Promissory Notes (continued)

June 2008 Convertible Promissory Note (continued)

The conversion feature contains a variable conversion price. In accordance with ASC 815-40, Contracts in an Entity’s Own Equity, the conversion feature requires liability treatment. The conversion feature was estimated to have an immaterial value and therefore no liability was recorded. The Company therefore allocated the proceeds received to the debt and common stock on a relative fair value basis in accordance with ASC 470-20, Debt with Conversion and Other Options. The relative fair value allocated to the common stock issued was $7,249 which was recorded to equity and a corresponding debt discount recorded which was amortized to interest expense over the term of the note.

The Company was unable to repay the June 2008 convertible promissory note at its original due date of December 24, 2008. In March 2009, the Company entered into an extension agreement with the holder pursuant to which the holder of the note agreed to waive past defaults and extend the due date to December 31, 2009.

No other terms of the June 2008 convertible promissory note was changed and no incentives were provided to the note holder other than the extension of the conversion feature. The extension of the conversion feature did not result in an accounting impact since the conversion feature was estimated by management to be immaterial.

The principal balance and accrued interest due on the outstanding June 2008 convertible promissory note were $59,066 and $53,082 as of December 31, 2009 and 2008, respectively.

The Company was unable to repay the June 2008 convertible promissory note as of the extended due date and defaulted as of December 31, 2009. The note and accrued interest were exchanged for common stock in August 2010. See discussion at Note 13, Subsequent Events.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

5.      NOTES PAYABLE (continued)

Convertible Promissory Notes (continued)

July 2008 Convertible Debentures

Beginning in July 2008 and continuing through December 2008, the Company sold 503.4 Units of 12% convertible debentures (“July 2008 Debentures”) in a private offering for gross proceeds of $503,400. In accordance with the terms of the private placement memorandum for the offering, the Company also issued the investors in the July 2008 Debentures, an aggregate of 503,400 shares (“Additional Shares”) of its Common Stock.

The maturity date of the Debentures was the earlier of: (i) the completion of a public offering (“Public Offering”) of the Company’s Common Stock resulting in gross proceeds of at least $5 million; or (ii) 180 days from the offering closing date, as defined. The Debentures accrued interest at the rate of 12% per annum, and any accrued and unpaid interest was payable in cash on the Debenture Maturity Date. Fifty percent (50%) of the unpaid principal amount of the Debentures, including any accrued and unpaid interest, was payable in cash on the Debenture Maturity Date. In addition, fifty percent (50%) of the outstanding and unpaid principal amount of the Debentures would mandatorily convert into Common Stock on the Debenture Maturity Date at a conversion rate equal to fifty percent (50%) of the purchase price of the Common Stock in the Public Offering. In the event the Company had not commenced a Public Offering by the Debenture Maturity Date, then the conversion price would be $0.50 per share. In addition, upon conversion, the investors would receive one five year Class A and one five year Class B warrant for every common share received through conversion. The Class A and Class B warrants have exercise prices of $1.50 and $2.00 per share, respectively.

The conversion feature contains a variable conversion price. In accordance with ASC 815-40 Contracts in an Entity’s Own Equity the conversion feature requires liability treatment. The conversion feature was estimated to have an immaterial value and therefore no liability was recorded. The Company therefore allocated the proceeds received to the debt and common stock on a relative fair value basis in accordance with ASC 470-20 Debt with Conversion and Other Options. The relative fair value allocated to the common stock issued was $7,249 which was recorded to equity and a corresponding debt discount recorded which was amortized to interest expense over the term of the note.

The relative fair value of the Additional Shares at the time of issuance, determined by management to be $73,100, was recorded as a debt discount and was amortized over the term of the notes. In addition, the Company entered into a registration rights agreement with each investor which provided that the Company was required to file a registration statement with the SEC registering the Additional Shares and the shares of Common Stock underlying the Debentures within forty-five (45) days of April 25, 2008 (the “Filing Date”). The agreement provided that if the registration statement was not filed by the Filing Date or declared effective within ninety (90) days of the Filing Date, the Company is required to pay the investors a two percent (2%) penalty, payable in cash or Common Stock, at the option of the Company. The Filing Date was June 9, 2008 and the registration statement was filed on August 5, 2008.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

5.      NOTES PAYABLE (continued)

Convertible Promissory Notes (continued)

July 2008 Convertible Debentures (continued)

Pursuant to an Amended and Restated Selling Agreement (“Selling Agreement”) by and between the Company and a licensed broker-dealer, the Company paid cash commissions of $50,300 to the broker-dealer equal to 10% of the gross proceeds raised in the offering. At the closing, the Company issued the broker-dealer five-year warrants to purchase, at an exercise price of $1.00 per share, shares of Common Stock equal to 10% of the Additional Shares sold by the broker-dealer in the offering, or 50,300 shares of Common Stock (“Broker-Dealer Warrants”). The warrants contain cashless exercise provisions which are settled in shares and provide for piggy-back registration rights. The fair value of the broker-dealer warrants at the time of grant, estimated by management to be $2,100 in the aggregate, was recorded as a deferred financing cost and was amortized to interest expense over the term of the notes.

In March 2009, the maturity date of the July 2008 convertible debentures were extended to the earlier of completion of a public offering of at least $5.0 Million or December 31, 2009. No other terms of the July 2008 convertible debentures were changed and no incentives were provided to the investors. The extension of the conversion feature did not result in an accounting impact since the conversion feature was contingent and non-operative.

The principal balance and accrued interest due on the outstanding July 2008 convertible debentures was $586,150 and $525,742 as of December 31, 2009 and 2008, respectively.

At the maturity date of December 31, 2009, the convertible debentures became convertible into shares and warrants although the Company did not exchange the debentures at that time. Since the warrants were then issuable, the Company recorded a charge to interest expense of $17,663 representing the incremental impact of allocating proceeds to the warrants on a relative fair value basis. The corresponding credit was recorded to additional paid in capital.

The Company was unable to repay the July 2008 convertible debentures as of the extended due date and defaulted as of December 31, 2009. The convertible debentures and accrued interest were exchanged for common stock in August 2010. See discussion at Note 13, Subsequent Events.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

6.      ACCRUED COMPENSATION

On August 6, 2005, the Company entered into a verbal compensation agreement with a former key executive. The agreement provided for certain minimum compensation to be paid to the former executive not to exceed $10,000 per month. The compensation was due and payable for each month starting in August 2005 and ending in March 2007 but payment has been deferred by the former key executive. The balance related to the deferral of payment under the terms of this agreement was $68,311 and $69,311 as of December 31, 2009 and 2008, respectively.

Six current employees and one former employee also agreed to defer portions of their salaries during the years ended December 31, 2009 and 2008. Total deferred compensation from these employees as of December 31, 2009 and 2008 was $401,507 and $295,037, respectively. Total deferred compensation from all employees as of December 31, 2009 and 2008 was $435,918 and $337,148, respectively, and is presented as accrued compensation in the accompanying financial statements.

7.      CAPITAL LEASE OBLIGATIONS

At December 31, 2009, the future minimum capital lease payments are as follows for the years ending December 31:

2010	$66,614
2011	66,614
2012	66,614
2013	46,676
2014	32,443
Thereafter	110,842
Total minimum lease payments	389,803
Less amount representing interest	(103,997)
Present value of minimum lease payments	285,806
Less current installments	(38,856)

Long-term obligations as of December 31, 2009	$246,950

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

7.       CAPITAL LEASE OBLIGATIONS (continued)

At December 31, 2008, the future minimum capital lease payments are as follows for the years ending December 31:

2009	$66,614
2010	66,614
2011	66,614
2012	66,614
2013	46,676
Thereafter	143,285
Total minimum lease payments	456,417
Less amount representing interest	(137,532)
Present value of minimum lease payments	318,885
Less current installments	(34,753)

Long-term obligations as of December 31, 2008	$284,132

8.      RELATED PARTY TRANSACTIONS

Management Agreement

For the years ended December 31, 2009 and 2008, the Company operated under a Management Services Agreement with William Kirby, D.O., Inc. and Dr. Kirby, under which the Company provides certain non-medical management, administrative, marketing and support services and equipment as an independent contractor to the practice sites where William Kirby, D.O., Inc. provides or supervises laser tattoo and hair removal services. Under the agreement, William Kirby, D.O., Inc. retains sole responsibility for, and complete authority, supervision and control over, the provision of professional healthcare services performed by licensed medical professionals at the applicable practice sites as it deems, in its sole discretion, appropriate and in accordance with all applicable California state and Federal laws and regulations. William Kirby, D.O., Inc. employs and pays the medical staff providing the services under this arrangement. Pursuant to the agreement, patient funds are received and deposited into the bank account of William Kirby D.O., Inc. and the Company prepares and makes payments on behalf of William Kirby D.O., Inc. with respect to employee salaries, employment taxes and employee benefits.

The agreement was amended on January 1, 2010 and extended for seven years with the following key terms and provisions:

●	Term: A seven (7) year initial term commencing on January 1, 2010 and ending on December 31, 2017.

●	Renewal Terms: Automatic renewal terms of five (5) years each.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

8.      RELATED PARTY TRANSACTIONS (continued)

Management Agreement (continued)

●
Fee:  A management services fee to the Company of 73.5% of the gross revenues of William Kirby, D.O., Inc. The management fee was verified by a third party valuation firm as being reflective of the fair value of the services provided by the Company under the agreement in light of the time, cost, expense and business risk incurred by the Company thereunder, and is subject to adjustment to ensure the fee is reflective of fair market value based on an annual review performed by the parties.

●	Intellectual Property License: William Kirby, D.O., Inc. has a nonexclusive revocable license to use the name “Dr. TATTOFF” owned by the Company.

●
Security Interest:  The Company has a security interest in the gross revenues, accounts receivable, cash and other accounts of the businesses, securing the payment and performance of the obligations of William Kirby, D.O., Inc. under the agreement.

●
Medical Director Agreement: Effective January 1, 2010, the Company entered into a Medical Director Agreement with William Kirby, D.O., Inc. and Dr. Kirby, under which the Company receives administrative, consultative and strategic services from William Kirby, D.O. The initial term of the agreement is for five (5) years, to be followed by automatic renewal terms of five (5) years each. The agreement provides for an annual payment of $250,000 to William Kirby, D.O., Inc. for these services.

●
Shareholders Agreement: Effective January 1, 2010, the Company entered into a Shareholders Agreement with William Kirby, D.O., Inc. and Dr. Kirby, pursuant to which, upon the occurrence of certain triggering events described below, Dr. Kirby is required to transfer his interest in William Kirby, D.O., Inc. to another licensed person or entity approved by the Company. Such triggering events include but are not limited to (i) the death or incapacity of Dr. Kirby, (ii) the loss of Dr. Kirby’s medical license, (iii) a breach of the obligations of William Kirby, D.O., Inc. and/or Dr. Kirby under the Amended and Restated Management Services Agreement or the Medical Director Agreement, (iv) the voluntary or involuntary transfer of Dr. Kirby’s interest in William Kirby, D.O., Inc., or (v) termination of the Amended and Restated Management Services Agreement in certain circumstances.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

8.      RELATED PARTY TRANSACTIONS (continued)

Related Party Loans and Notes Payable

Related party loans and notes payable consist of the following as of December 31, 2009 and 2008:

	2009	2008

Notes payable to related parties, originated in November 2007	$64,000	$64,000
Loans from officers and directors	–	29,276
Notes payable to related parties, originated in September and October 2008	43,402	43,402

	$107,402	$136,678

Notes Payable to Related Parties

On November 15, 2007, the Company issued unsecured promissory notes to four members of the Company’s management (related parties, one of whom was initially an investor at the time of the November 2007 issuance but was subsequently appointed a director and Chairman of the board of directors of the Company on March 7, 2008), in the aggregate principal amount of $64,000. These notes matured on December 1, 2007 and had a stated interest rate of 8% per annum and a default interest rate of 18% per annum. The Company failed to repay the notes, triggering an event of default under the provisions of the notes and on December 20, 2007, all holders agreed to extend the maturity date of the notes to the earlier of (a) an additional six (6) months from December 1, 2007 or (b) five (5) business days from the date a registration statement registering the securities of the Company, or its successor entity in the event of a merger or other business combination, for public sale is declared effective by the SEC. In addition, each note holder waived any and all past defaults, late charges (including default interest rates) and penalties under the notes in their entirety. On May 30, 2008, the note holders agreed to further extend the notes to the earlier of: (a) December 1, 2008, or (b) sixty (60) calendar days from the date a registration statement registering the securities of the Company for public sale is declared effective by the SEC. In addition, the May 2008 amendment increased the applicable interest rate to 10% per annum beginning June 1, 2008. On March 30, 2009, the maturity date of the notes was further extended to December 31, 2009.

In September and October 2008, the Company issued additional notes to related parties with a principal balance of $43,402. These notes accrued interest at a rate of 12% per annum and matured on the earlier of (i) December 31, 2009; or (ii) sixty calendar days from the date a registration statement of the Company’s securities is declared effective by the SEC.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

8.      RELATED PARTY TRANSACTIONS (continued)

Notes Payable to Related Parties (continued)

The Company was unable to repay the related party notes by their due dates and defaulted as of December 31, 2009. The related party notes and accrued interest were exchanged for common stock in August 2010. See discussion at Note 13, Subsequent Events.

Other Financing Transactions with Related Parties

Note Conversions

On December 20, 2007, certain related parties holding unsecured promissory notes aggregating to $446,067 each agreed to convert the principal and accrued interest on the notes into an aggregate of 446,067 shares of the Company’s Common Stock on a one-to-one basis, including accrued interest. As additional consideration for the agreement to convert the notes into equity prior to the Merger, the Company issued the note holders five-year warrants to purchase an aggregate of 223,035 shares of Common Stock at the price of $1.25 per share, which was subsequently reduced to $1.00 per share in accordance with certain price protection provisions in the warrant agreement that were triggered by the Company’s issuance of convertible debt with a conversion price of $1.00 per share on December 28, 2007. The Company recorded $123,664 in interest expense for the fair value of the warrants issued as a result of the conversion inducements.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

8.      RELATED PARTY TRANSACTIONS (continued)

Other Financing Transactions with Related Parties (continued)

Note Conversions (continued)

In accordance with ASC 815-40, Contracts in an Entity’s Own Equity, on January 1, 2009, the warrants were required to be reclassified from equity to liabilities as a result of the price protection provisions which resulted in a cumulative effect adjustment of $123,664 to reduce paid in capital for the original value recorded for these warrants, a corresponding reduction in accumulated deficit of $116,944 and recording of the fair value of the warrant liability of $6,700 as of January 1, 2009. The fair value of the warrant liability was remeasured at December 31, 2009 and increased by $5,100 to report the change in fair value to $11,800.

Leases

Dr. William Kirby, the Company’s Medical Director and a member of the Board of Directors, is either the lessee or has personally guaranteed certain of the Company’s lease obligations. Dr. Kirby personally guaranteed three real estate leases associated with laser clinics the Company operates in Irvine, Encino and Beverly Hills, California. Dr. Kirby also guaranteed certain of the Company’s equipment leases until they were refinanced in June 2008. The lasers and IPL devices currently used in the Company’s three clinics are owned or leased by William Kirby, D.O., Inc. pursuant to various capitalized lease and/finance agreements with third party financing sources. Pursuant to the terms of the management services agreement with William Kirby, D.O., Inc., fees generated at the clinics are used to pay amounts due to the applicable financing source. In addition, under the management services agreement, the Company has the right, at any time, to purchase the equipment from William Kirby, D.O., Inc. at a purchase price of the amount outstanding, if any, under the applicable financing agreement. The Company has accounted for these leases as capital leases based on the agreement terms.

9.      EQUITY

As a result of the Merger on February 11, 2008, the Company had 10,469,761 shares of Common Stock outstanding, 10,940 shares of Series A Preferred Stock outstanding, and 1,180,990 in five-year warrants outstanding for the purchase of Common Stock at exercise prices ranging from $.80 to $1.25 per share.

During February 2008, the former interim Chief Financial Officer of the Company was issued five-year warrants to purchase 50,000 shares of Common Stock at a price of $.80 per share in accordance with the terms of an Employment Letter of Understanding, effective June 16, 2007. The Company estimated the fair value of the warrants granted at $24,762 and charged such amount to current operations during the year ended December 31, 2008, since the warrants were immediately exercisable and fully vested at the grant date.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

9.      EQUITY (continued)

From September through October of 2007, the Company issued an aggregate of 1,052,500 units at a price of $1.00 per unit to investors in a private placement. Each unit consisted of one share of Common Stock of the Company and a five-year warrant to purchase one-half of a share of Common Stock at an exercise price of $1.25 per share (warrants to purchase 526,250 shares, in the aggregate). The Company received net proceeds of $947,250 from the sale before deduction for offering expenses of $261,892. In connection with the private placement, the Company paid the placement agent a commission of ten percent (10%) of the gross proceeds from the sale of the units sold by the placement agent. In addition, the placement agent received five-year warrants to purchase an aggregate of 104,750 shares of Common Stock equal to approximately ten percent (10%) of the gross proceeds from the sale of the shares sold by the placement agent, at an exercise price of $1.25 per share. The placement agent warrants contain cashless exercise provisions which are settled in shares as well as piggy-back registration rights.

Series A Preferred Stock

As a result of the Merger, the shares described above, including accrued dividends at the date of the Merger, were ultimately converted into 10,940 shares of the Company’s Series A Preferred Stock with a stated value of $100 per share, based on the value of $1.00 per share plus accrued interest. As additional consideration for the conversion to Series A Preferred Stock and the cancellation of the five-year warrants initially issued to the investors, the Company issued the holders of the shares of Series A Preferred Stock five-year warrants to purchase an aggregate of 547,000 shares of Common Stock at an exercise price of $1.00 per share.

The Series A Preferred Stock carried a 10% annual cumulative dividend, which equaled to approximately $109,000 for each twelve-month period.  Each share of Series A Preferred Stock was convertible into 100 shares of Common Stock (a) at the option of the holder as long as such shares remain outstanding, and (b) automatically at the earlier of (i) March 1, 2009, (ii) ten calendar days following the closing of a private or public offering of the Company’s Common Stock with gross proceeds before expenses of not less than $5 million, or (iii) at any time, at the option of the Company, provided the Company’s Common Stock trades at an average price greater than $2.00 per share for ten consecutive trading days. The Series A Preferred Stock conversion feature and the warrants issued provide for price adjustment at any time prior to the mandatory redemption date, subject to certain exceptions, in the event of issuance of other securities or convertible instruments with an exercise or conversion price amount less than the Series A Preferred Stock conversion feature or warrant exercise price.

In accordance with ASC 815-40, the fair value of the conversion feature and the warrants were treated as liabilities as a result of the price protection provisions which resulted in a discount of $44,400 recorded against additional paid in capital and corresponding conversion feature liability of $3,600 and warrant liability of $40,800. The discount was amortized as a deemed dividend charge to accumulated deficit over the redemption period. The Company recorded a deemed dividend of $37,000 in 2008 and $7,400 in 2009.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

9.      EQUITY (continued)

Series A Preferred Stock (continued)

Management estimated the fair value of the conversion feature at inception on February 11, 2008 based upon the Black-Scholes option pricing model using the following assumptions: value of common stock of $.25, strike price $1.00, expected life of one year; risk free interest rate of 2.67%; volatility of 70% and expected dividend yield of zero. This calculation resulted in an estimated fair value of $.0033 per common share, or $3,600 for 1,094,000 common shares.

Management estimated the fair value of the warrants at inception on February 11, 2008 based upon the  Black-Scholes option pricing model using the following assumptions: value of common share of $.25, strike price $1.00,expected life of five years; risk free interest rate of 2.67%; volatility of 70% and expected dividend yield of zero. This calculation resulted in an estimated fair value of $.0746 per warrant share, or $40,800 for 547,000 shares.

The fair value of the conversion feature liability was remeasured at December 31, 2008 and determined to have no value resulting in a credit to income of $3,600. The fair value of the warrant liability was remeasured at December 31, 2008 and adjusted to $15,800 resulting in a credit to income of $25,000.

In accordance with its terms, the Series A Preferred stock was converted to common stock in March 2009.

The fair value of the warrant liability was remeasured at December 31, 2009 and adjusted to $29,000 resulting in a charge to income of $13,200 for the year ended December 31, 2009.

Common Stock Units

In December 2009, the Company raised $495,530 through an offering of common stock units, each unit comprised of 100,000 shares of common stock and seven year warrants to purchase 35,000 shares of common stock exercisable at $.75 per share. The common stock issued and the shares underlying the warrants have piggy-back registration rights.

In connection with the common stock unit offering, the Company paid a commission of $46,869 to the Selling Agent representing 10% of the aggregate proceeds of the Units sold by the Selling Agent plus an expense allowance of $25,000.

Warrants

At December 31, 2009 and 2008, warrants outstanding were as follows:

	Number of Shares under Warrants	Weighted Average Exercise Price

Warrants outstanding at January 1, 2008	1,075,242	$1.20
Warrants granted	1,093,201	.99
Warrants expired	(526,250)	1.25
Warrants outstanding at December 31, 2008	1,642,193	1.04
Warrants granted	525,562	.75
Warrants expired	-	-
Warrants outstanding at December 31, 2009	2,167,755	$.61

The following table summarizes information about warrants outstanding at December 31, 2009:

Warrants Outstanding and Exercisable

Number of Shares Under Warrants	Range of Exercise Prices	Expiration Date	Weighted Average Exercise Price
1,095,991	$.05-1.25	2012	$.57
546,202	.28-1.00	2013	.58
525,562.75		2016	.75

2,167,755			.61

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

10.      COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its office space and certain office equipment under noncancelable operating lease agreements. Occupancy lease agreements, in addition to base rentals, generally are subject to annual escalation provisions that range from 3% to 4% and options to renew ranging from 3 years to 5 years.

At December 31, 2009, the approximate aggregate minimum future payments required on the operating leases are as follows for the years ending December 31:

2010	$119,118
2011	16,821

$135,939

Rent expense was $162,738 and $212,000 for the years ended December 31, 2009 and 2008, respectively.

11.      INCOME TAXES

The Company accounts for income taxes under the provisions of Accounting Standards Codification (“ASC”) 740, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. The components of the provision (benefit) for income taxes follows for the years ended December 31, 2009 and 2008:

	2009	2008

Current
Federal	$–	$–
State	–	–
	800	800
Deferred
Federal	(346,000)	(996,000)
State	(61,000)	(176,000)
	(407,000)	(1,172,000)
Less Valuation allowance	407,000	1,172,000

	$–	$–

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

11.      INCOME TAXES (continued)

The difference between income taxes at statutory rates and the amount presented in the financial statements is a result of the following for the years ended December 31, 2009 and 2008:

	2009	2008

Computed expected income tax benefit at federal statutory rates	(34%)	(34%)
Addition to (reduction in) income taxes resulting from:
State income taxes, net of federal benefit	(6%)	(6%)
Other	10%	(1%)
Change in valuation allowance	30%	41%

	0%	0%

Deferred taxes arise because of temporary differences in the book and tax bases of certain assets and liabilities. Significant components of deferred taxes at December 31, 2009 and 2008 follow:

	2009	2008

Net operating loss carryforwards	$1,414,000	$1,062,000
Other	165,000	110,000
Less valuation allowance	(1,579,000)	(1,172,000)

Net deferred tax asset	$–	$–

The Company has federal and state tax net operating loss carryforwards of approximately $3,600,000 and $3,900,000, respectively, both of which will begin expiring in 2028. The amount of net operating loss carry forward that can be used in any one year may be limited by significant changes in ownership as defined by section 382 of the Internal Revenue Code and similar state tax laws. For the years ended December 31, 2009 and 2008, the Company’s change in valuation allowance was approximately $407,000 and $1,172,000, respectively.

In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the Company’s history of continuing operating losses, realization of its deferred tax assets does not meet the “more likely than not” criteria under ASC 740. Accordingly, the Company has recorded a 100% valuation allowance to offset the net deferred tax assets at December 31, 2009 and 2008.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

11.      INCOME TAXES (continued)

As of December 31, 2009, the Company did not increase or decrease liability for unrecognized tax benefit related to tax positions in prior period nor did the company increase its liability for any tax positions in the current year. Furthermore, there were no adjustments to the liability or lapse of statute of limitation or settlements with taxing authorities.

The Company will recognize interest and penalty related to unrecognized tax benefits and penalties as income tax expense. As of December 31, 2009, the Company has not recognized liabilities for penalty and interest as the Company does not have liability for unrecognized tax benefits. The Company’s income tax returns are subject to examination by the taxing authorities, generally 3 years for federal and 4 years for state (California).

12.      FAIR VALUE MEASUREMENTS

The Company adopted the fair value measurement and disclosure requirements of ASC 820 (“ASC 820”), Fair Value Measurements and Disclosure for financial assets and liabilities measured on a recurring basis. ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements. This standard applies in situations where other accounting pronouncements either permit or require fair value measurements. ASC 820 does not require any new fair value measurements.

Fair value is defined in ASC 820 as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.

Level 2:
Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

12.      FAIR VALUE MEASUREMENTS (continued)

ASC 820 requires disclosure of the level within the fair value hierarchy used by the Company to value financial assets and liabilities that are measured at fair value on a recurring basis. At December 31, 2009 and 2008, the Company had warrant derivative liabilities of $33,900 and $27,200, respectively, which are categorized as Level 3 in the hierarchy because significant unobservable inputs are used to determine their fair market value. The Company records the fair value of these instruments in accrued expenses and other liabilities on the accompanying balance sheets and records changes in the fair value in other expense (income) on the accompanying statements of operations.

13.      SUBSEQUENT EVENTS (unaudited)

In March 2010, the Board of Directors of the Company approved an informal plan of reorganization (the “Plan”). The purpose of the Plan was to allow the Company to reorganize its affairs in connection with a financing proposal, which is intended to provide the necessary capital to add additional operating clinics and meet the Company’s immediate working capital needs. The Plan included a restructuring of the Company’s common stock ownership, a restructuring of its indebtedness to management, shareholders and other insiders, and a cancellation and/or conversion of its indebtedness to third parties including vendors, attorneys, and noteholders.

The Plan was developed in connection with a term sheet from an investor pursuant to which the reorganization would occur and new equity investment of at least $1,250,000 and up to a maximum of $3,000,000 would be made in the Company.

To obtain the new investment the Company was required to complete several elements of the Plan designed to improve the Company’s liquidity and capital resources:

●
The conversion of all outstanding principal and interest due on convertible notes issued by the Company and its predecessor between June 1, 2007 and February 11, 2008 into shares of Common Stock and the cancellation of such notes and all warrants issued in connection with such notes. All of the holders of the convertible notes agreed to the conversion and 2,736,416 shares of Common Stock were issued to the holders in exchange for $321,062 in outstanding principal and interest.

●
The conversion of all of the outstanding principal and interest due on debentures issued by the Company in April 2008 into shares of Common Stock and the cancellation of such debentures and all warrants issued in connection with such debentures. All of the holders of the April 2008 debentures agreed to the conversion and 6,300,100 shares of common stock were issued to the holders in exchange for $1,066,369 in outstanding principal and interest.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2009 and 2008

13.      SUBSEQUENT EVENTS (continued)

●
The conversion of all outstanding principal and interest due on a note issued by the Company on June 27, 2008 into shares of Common Stock and the cancellation of such note and all warrants issued in connection with such note. The holder of the June 2008 note agreed to the conversion and 520,184 shares of common stock were issued in exchange for $61,032 in outstanding principal and interest.

●
The conversion of all of the outstanding principal and interest due on debentures issued by the Company between July 2008 and December 2008 into shares of Common Stock and the cancellation of such debentures and all warrants issued in connection with such debentures. All of the holders of the July 2008 debentures agreed to the conversion and 3,523,197 shares of common stock were issued to the holders in exchange for $606,010 in outstanding principal and interest.

●
The conversion of all of the outstanding principal and interest due on notes held by insiders, including management and former members of management and the Board of Directors into shares of Common Stock and the cancellation of such notes. All of the holders agreed to the conversion and 815,463 shares of common stock were issued to the holders in exchange for $130,474 in outstanding principal and interest.

●
The conversion of all amounts owed to management and former members of management for salaries that the Company was unable to pay when due into shares of Common Stock. All of the current and former members of management agreed to the conversion and 2,097,908 shares of common stock were issued exchange for the cancellation of $366,314 in outstanding obligations.

●
The conversion of amounts due for advances provided to the Company for services provided under the Company’s management services agreement with William Kirby, D.O., Inc. into shares of Common Stock. Dr. William Kirby, D.O. owns 100% of the stock in William Kirby D.O., Inc. and is the Company’s Medical Director and a member of its Board of Directors. William Kirby D.O., Inc agreed to the conversion and 1,595,076 shares of common stock were issued exchange for the cancellation of $278,515 in outstanding obligations.

●
The material reduction and settlement of certain past due amounts owed to vendors who have provided goods and services to the Company for a fraction of the amounts owed. Such settlement payments as permitted will be made from the proceeds of the financing. In connection with the restructuring, the Company entered into settlement agreements with vendors pursuant to which it reduced its outstanding obligations by approximately $691,000.

The Company completed equity investments of $1,210,000, net of expenses, and the preceding conversions and cancellations were effective as of August 10, 2010. The Company had six additional closings on the financing between September 3, 2010 and December 31, 2010, with additional gross proceeds of approximately $1,608,000.

In connection with the financing described immediately above, management issued to the investor an option to purchase a maximum of approximately 9.5 million shares (subject to standard anti-dilution adjustments) of the Company’s Common Stock at a fixed exercise price of $0.0527 per share; such option expires on August 10, 2011.  As determined by management using the Black-Scholes option-pricing model, the estimated fair value of the aforementioned stock option approximated $130,000 on its issuance date.  Such estimate was based on the following assumptions: value of one common share of $0.0527; strike price of $0.0527; expected life of one year; risk-free interest rate of 0.3%; volatility of 70%; and expected dividend yield of zero.  Since this option is an equity instrument, its estimated fair value will be credited to additional paid-in capital (“APIC”); because it represents a cost directly related to a capital-raising transaction, GAAP dictates that it also be charged to APIC.  Therefore, the net effect of accounting for the option described in this paragraph is nil.

INDEX TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

Condensed Balance Sheet	F-38

Condensed Statements of Operations	F-39

Condensed Statements of Cash Flows	F-40

Notes to Condensed Financial Statements	F-41

DR. TATTOFF, INC. CONDENSED BALANCE SHEET September 30, 2010 (Unaudited)

ASSETS

CURRENT ASSETS
Cash	$766,906
Management fee receivable from related party	164,716
Prepaid expenses and other current assets	51,141
Total current assets	982,763

PROPERTY AND EQUIPMENT , net	254,543
OTHER ASSETS	6,093

Total assets	$1,243,399

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$218,775
Accrued expenses and other liabilities	176,814
Accrued compensation	87,184
Capital lease obligations, current	59,385
Total current liabilities	542,158

LONG-TERM LIABILITIES
Capital lease obligations, net of current portion	279,280
Other liabilities	75,000
Total liabilities	896,438

Commitments and Contingencies (Note 4)

SHAREHOLDERS’ EQUITY
Common stock	5,766
Additional paid in capital	4,423,939
Accumulated deficit	(4,082,744)
Total shareholders’ equity	346,961

Total liabilities and shareholders’ equity	$1,243,399

F-38	The accompanying notes are an integral part of these condensed financial statements.

DR. TATTOFF, INC. CONDENSED STATEMENTS OF OPERATIONS For the Nine Months Ended September 30, 2010 and 2009 (Unaudited)

	2010	2009

REVENUES	$1,643,599	$1,284,321

OPERATING COSTS AND EXPENSES
Management service expenses	807,066	736,311
General and administrative expenses	862,586	864,563
Marketing and advertising	228,421	119,230
Depreciation and amortization	99,378	94,357

OPERATING LOSS	(353,852)	(530,140)

CHANGE IN FAIR VALUE OF WARRANT LIABILITY	36,400	(39,900)

INTEREST EXPENSE	(141,130)	(183,999)

GAIN ON EXTINGUISHMENT OF LIABILITIES	563,478	–

GAIN ON EXCHANGE OF DEBT FOR EQUITY	1,463,901	–

INCOME (LOSS) BEFORE INCOME TAXES	1,568,797	(754,039)

INCOME TAXES	–	–

NET INCOME (LOSS)	$1,568,797	$(754,039)

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE	$.07	$(.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	23,672,835	12,272,856

F-39	The accompanying notes are an integral part of these condensed financial statements.

DR. TATTOFF, INC. CONDENSED STATEMENTS OF CASH FLOWS For the Nine Months Ended September 30, 2010 and 2009 (Unaudited)

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,568,797	$(754,039)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	99,378	94,357
Gain on exchange of debt for equity	(1,463,901)	–
Gain on extinguishment of liabilities	(563,478)	–
Conversion of preferred stock to common stock	–	(114,795)
Change in fair value of warrant liability	(36,400)	39,900
Changes in operating assets and liabilities:
Management fees receivable	(164,716)	–
Prepaid expenses and other current assets	(40,092)	(3,148)
Other assets	(2,567)	16,656
Accounts payable	(557,293)	8,342
Accrued expenses and other liabilities	413,482	673,745
Accrued compensation	46,982	59,964
Other liabilities	75,000	–
Net cash (used in) provided by operating activities	(624,808)	20,982

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(98,755)	(9,670)
Net cash used in investing activities	(98,755)	(9,670)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock for cash	1,209,607	–
Principal payments on capital lease obligations	–	(24,953)
Net cash provided by (used in) financing activities	1,209,607	(24,953)

Net increase (decrease) in cash	486,044	(13,641)

CASH – beginning of period	280,862	30,685

CASH – end of period	$766,906	$17,044

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Conversion of debt and accrued expenses to common stock	$2,914,204	$–

F-40	The accompanying notes are an integral part of these condensed financial statements.

DR. TATTOFF, INC. NOTES TO CONDENSED FINANCIAL STATEMENTS September 30, 2010 (Unaudited)

1.      ORGANIZATION AND NATURE OF OPERATIONS

Organization

Dr. Tattoff, Inc. (the “Company”), a Florida Corporation, provides marketing and practice management services to licensed physicians who primarily perform laser tattoo removal services. The Company operates under a management services agreement with a contracting physician in three locations in Southern California whereby the Company provides management, administrative, marketing and support services, insurance, equipment and the clinical site and the contracting physician’s medical personnel provide laser tattoo removal services.

In February 2008, the Company completed a reverse merger with a “public shell” company, and became an SEC registrant. The Company filed a Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, but subsequently failed to file any Form 10-Qs or Form 10-Ks. On March 16, 2010 the Company filed a Form 15 with the SEC to terminate its registration under section 12(g) of the Exchange Act. The Company is in the process of filing a Form 10 registration statement with the Securities and Exchange Commission.

Reorganization Program

In March 2010, the Board of Directors of the Company approved an informal plan of reorganization (the “Plan”). The purpose of the Plan was to allow the Company to reorganize its affairs in connection with a financing proposal, which was intended to provide the necessary capital to add additional operating clinics and meet the Company’s immediate working capital needs. The Plan emphasized restructuring of the Company’s common stock ownership, a restructuring of its indebtedness to management, shareholders and other insiders, and a cancellation and/or conversion of its indebtedness to third parties including vendors and note holders. The Company completed the Plan in August 2010 (See Note 6 for more information).

Going Concern

The accompanying condensed financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the ordinary course of business. At September 30, 2010, the Company has accumulated losses approximating $4,100,000, and has not yet produced operating income or positive cash flow from operations. The Company’s ability to continue as a going concern is predicated on its ability to raise additional capital, increase sales and margins, and ultimately achieve sustained profitable operations. The uncertainty related to these conditions raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DR. TATTOFF, INC. NOTES TO CONDENSED FINANCIAL STATEMENTS September 30, 2010 (Unaudited)

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments considered necessary for a fair presentation have been included, except as described in Note 6. Accordingly, the results of operations for the nine-month periods ended September 30, 2010 and 2009 are not necessarily indicative of the results that may be expected for the full year. These condensed interim financial statements should be read in conjunction with the annual financial statements included in the Form 10 registration statement filed with Securities and Exchange Commission on February 14, 2011.

Significant Accounting Policies

Except as described immediately below, the Company’s significant accounting policies are as summarized in Note 2 to its December 31, 2009 and 2008 financial statements which are included elsewhere in this registration statement.

Exchange of Debt Instruments for Equity Securities

Related Parties

When the Company has non-convertible debt obligations to certain related parties and that liability is extinguished by the creditor accepting equity securities (such as Common Stock) of the Company with an estimated fair value significantly less than the net carrying amount of the debt instrument, GAAP requires such transactions to be accounted for as in substance capital contributions.  Thus, the excess of the debt instrument’s net carrying amount over the estimated fair value of the equity securities in such extinguishment transactions is credited to additional paid-in capital.

Outsiders

Except as described in the preceding paragraph, when debt is extinguished other than through conversion, restructuring or foreclosure, any difference between the net carrying amount of the debt instrument and the cost of extinguishing such debt instrument is reported as a gain or loss in the period of extinguishment.  Debt may be extinguished as a result of a substantial modification of its terms or by an exchange of instruments; these types of transactions result in the immediate recognition of gain or loss.

Other Extinguishment of Liabilities

When accounts payable to vendors, professional advisers, and other third parties are settled (pursuant to a written agreement) for cash, other assets and/or equity securities at amounts less than face value in a transaction that is not a troubled debt restructuring, the gain resulting from such forgiveness of debt is reported in the period when the transaction is consummated.

DR. TATTOFF, INC. NOTES TO CONDENSED FINANCIAL STATEMENTS September 30, 2010 (Unaudited)

3.      ACCRUED COMPENSATION

On August 6, 2005, the Company entered into a verbal compensation agreement with a former key executive. The agreement provides for certain minimum compensation to be paid to the former executive not to exceed $10,000 per month. The compensation was due and payable for each month starting in August 2005 and ending in March 2007 but payment has been deferred by the former key executive. The balance related to the deferral of payment under the terms of this agreement was $68,311 at December 31, 2009. The deferred amount was exchanged for common stock in August 2010.

Seven current employees and one former employee also agreed to defer portions of their salaries during the quarter ended December 31, 2007 and through April 2009. The total deferred amount from these employees as of December 31, 2009 was $469,818. The deferred amount was exchanged for common stock in August 2010 (See Note 6).

4.      RELATED PARTY TRANSACTIONS

Management Agreement

The Company and William Kirby D.O., Inc. operate under a management agreement entered into effective January 1, 2010, whereby the Company provides technical, management, administrative, marketing, support services and equipment to the sites where William Kirby D.O., Inc. provides or supervises tattoo removal services. The agreement covers all three laser centers operated by the Company. At September 30, 2010, the Company had $164,716 receivable from William Kirby D.O., Inc.

DR. TATTOFF, INC. NOTES TO CONDENSED FINANCIAL STATEMENTS September 30, 2010 (Unaudited)

4.      RELATED PARTY TRANSACTIONS (continued)

Guarantees

Dr. Kirby is either the lessee or has personally guaranteed certain of the Company’s lease obligations. Dr. Kirby personally guaranteed three real estate leases associated with laser clinics the Company operates in Irvine, Encino and Beverly Hills, California.

Related Party Notes Payable

Related party notes payable and accrued interest were exchanged for common stock in August 2010 (See Note 6) and there was no balance outstanding at September 30, 2010.

5.      EQUITY

Common Stock

In August and September 2010, the Company raised $1,209,607 through an offering of common stock at $.052688 per share. The offering was conducted in connection with the reorganization program described in Note 6.

Additional Paid-In Capital

As more fully described in Note 6, certain debt owed to related parties was extinguished during the nine months ended September 30, 2010 via issuance of the Company’s Common Stock.  Since the estimated fair value of such common stock was significantly less than the carrying value of the debt instruments and because of certain other factors, management concluded that such extinguishment transactions were in essence capital contributions. As a result, the Company credited approximately $524,000 to additional paid-in capital during the aforementioned interim period.

Warrants

At September 30, 2010, the Company had 610,003 warrants to purchase common stock outstanding. Most of the warrants previously outstanding at December 31, 2009 were exchanged for common stock under the reorganization program in August 2010 (See Note 6 below). The warrants outstanding at September 30, 2010 have exercise prices ranging from $.05 per share to $1.25 per share and expire through February 2013.

6.      REORGANIZATION PLAN

In March 2010, the Board of Directors of the Company approved an informal plan of reorganization (the “Plan”). The purpose of the Plan was to allow the Company to reorganize its affairs in connection with a financing proposal, which is intended to provide the necessary capital to add additional operating clinics and meet the Company’s immediate working capital needs. The Plan included a restructuring of the Company’s common stock ownership, a restructuring of its indebtedness to management, shareholders and other insiders, and a cancellation and/or conversion of its indebtedness to third parties including vendors, attorneys, and note holders.

The Plan was developed in connection with a term sheet from an investor pursuant to which the reorganization would occur and new equity investment of at least $1,250,000 and up to a maximum of $3,000,000 would be made in the Company.

DR. TATTOFF, INC. NOTES TO CONDENSED FINANCIAL STATEMENTS September 30, 2010 (Unaudited)

6.      REORGANIZATION PROGRAM (continued)

To obtain the new investment, the Company was required to complete several elements of the Plan designed to improve the Company’s liquidity and capital resources:

The conversion of all outstanding principal and interest due on convertible notes issued by the Company into shares of Common Stock and the cancellation of such notes and all warrants issued in connection with such notes. All of the holders of the convertible notes agreed to the conversion and 2,736,416 shares of Common Stock were issued to the holders in exchange for $321,062 in outstanding principal and interest.

The conversion of all of the outstanding principal and interest due on debentures issued by the Company in April 2008 into shares of Common Stock and the cancellation of such debentures and all warrants issued in connection with such debentures. All of the holders of the April 2008 debentures agreed to the conversion and 6,300,100 shares of common stock were issued to the holders in exchange for $1,066,369 in outstanding principal and interest.

The conversion of all outstanding principal and interest due on a note issued by the Company on June 27, 2008 into shares of Common Stock and the cancellation of such note and all warrants issued in connection with such note. The holder of the June 2008 note agreed to the conversion and 520,184 shares of common stock were issued in exchange for $61,032 in outstanding principal and interest.

The conversion of all of the outstanding principal and interest due on debentures issued by the Company between July 2008 and December 2008 into shares of Common Stock and the cancellation of such debentures and all warrants issued in connection with such debentures. All of the holders of the July 2008 debentures agreed to the conversion and 3,523,197 shares of common stock were issued to the holders in exchange for $606,010 in outstanding principal and interest.

The conversion of all of the outstanding principal and interest due on notes held by insiders, including management and former members of management and the Board of Directors into shares of Common Stock and the cancellation of such notes. All of the holders agreed to the conversion and 815,463 shares of common stock were issued to the holders in exchange for $130,474 in outstanding principal and interest.

The conversion of all amounts owed to management and former members of management for salaries that the Company was unable to pay when due into shares of Common Stock. All of the current and former members of management agreed to the conversion and 2,097,908 shares of common stock were issued in exchange for the cancellation of $366,314 in outstanding obligations.

DR. TATTOFF, INC. NOTES TO CONDENSED FINANCIAL STATEMENTS September 30, 2010 (Unaudited)

6.      REORGANIZATION PROGRAM (continued)

The conversion of amounts due for advances provided to the Company for services provided under the Company’s management services agreement with William Kirby, D.O., Inc. into shares of Common Stock. Dr. William Kirby, D.O. owns 100% of the stock in William Kirby D.O., Inc. and is the Company’s Medical Director and a member of its Board of Directors. William Kirby D.O., Inc agreed to the conversion and 1,595,076 shares of common stock were issued in exchange for the cancellation of $278,515 in outstanding obligations.

The material reduction and settlement of certain past due amounts owed to vendors who have provided goods and services to the Company for a fraction of the amounts owed. Such settlement payments as permitted will be made from the proceeds of the financing. In connection with the restructuring, the Company entered into settlement agreements with vendors pursuant to which it reduced its outstanding obligations by approximately $691,000.

In connection with the equity offering described in Note 5, the Company issued to the investor an option to purchase a maximum of approximately 9.5 million shares (subject to standard anti-dilution adjustments) of the Company’s Common Stock at a fixed exercise price of $0.0527 per share; such option expires on August 10, 2011.  As determined by management using the Black-Scholes option-pricing model, the estimated fair value of the aforementioned stock option approximated $130,000 on its issuance date.  Such estimate was based on the following assumptions: value of one common share of $0.0527; strike price of $0.0527; expected life of one year; risk-free interest rate of 0.3%; volatility of 70%; and expected dividend yield of zero.  Since this option is an equity instrument, its estimated fair value was credited to additional paid-in capital (“APIC”); because it represents a cost directly related to a capital-raising transaction, GAAP dictates that it also be charged to APIC.  Therefore, the net effect of accounting for the option described in this paragraph was nil.